UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Section
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(Amendment No.

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ANSYS, INC.
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A MESSAGE TO OUR STOCKHOLDERS

Dear Stockholders,	March 28, 2023

Ansys had another excellent year in 2022. Our industry-leading product portfolio, loyal customer base, strong execution, and growing markets enabled us to beat and operationally raise our guidance each quarter of the year. We also exceeded our long-term goal, set at our 2019 Investor Day, of $2 billion in annual contract value (ACV)* for 2022. When we set the $2 billion ACV goal at our 2019 Investor Day, we could not have predicted the disruptions brought about by the COVID-19 pandemic, ongoing trade sanctions, geopolitical tensions, and currency fluctuations. Yet Ansys has proven its resilience time and again.

For 2022, we reported record GAAP revenue of $2,065.6 million and non-GAAP revenue* of $2,072.9 million, an 8% and 7% respective increase in reported currency and a 14% and 13% respective increase in constant currency*, when compared to the year ended December 31, 2021. ACV was a record $2,031.7 million, an increase of 9% in reported currency and 14% in constant currency, when compared to fiscal 2021.

In 2022, we saw growth across all major industries, geographies, and go-to-market routes. Our top sectors were again the high tech and semiconductor, aerospace and defense, and automotive and ground transportation sectors – and each demonstrated robust year-over-year growth. From a geographical perspective, we saw strong performance with each region growing ACV, in constant currency. Our direct and indirect channels and each of our go-to-market customer segments – enterprise, strategic, and volume accounts – also grew by double digits, in constant currency.

Customer demand for our leading suite of multiphysics solutions remains strong thanks to the enhancements and innovations we are delivering to the market. In 2022, Ansys provided users with a wide range of new capabilities, performance improvements, and cross-discipline engineering solutions that enable engineering teams to better understand multiple dimensions of their next-generation products.

We also added to our product portfolio through a series of strategic acquisitions in 2022. Motor Design’s Motor-CAD product is giving our customers a comprehensive multiphysics workflow for electric machine design. OnScale’s cloud-native, web-based user interface provides device-independent access to our simulation technology. C&R Technologies’ Thermal Desktop, combined with our existing solvers, is providing users with a more comprehensive solution for thermal system design and optimization. As part of our product portfolio, Rocky gives our customers access to a leading discrete element method technology.

During 2022, we also made progress with our environmental, social, and governance initiatives. In addition to working with customers to drive their sustainability initiatives, we announced plans to reduce the environmental and climate impacts of our own operations. We have targeted a 15 percent reduction in scope 1 and scope 2 emissions by 2027, compared with our 2019 baseline. Thanks in part to our sustainability initiatives, Newsweek has named us to its list of America’s Most Responsible Companies based on our corporate achievements in environment, social, and corporate governance. Newsweek also named us as one of America’s most-loved workplaces.

Our customers understand the compelling value proposition that we offer them. Given our emphasis on research and development as well as innovation, the demand for Ansys simulation continues to be strong. We believe our momentum coming out of 2022, our strong customer relationships, our robust end market, and our leading product portfolio will propel us through 2023 and beyond. As a result, we are more confident than ever in our ability to achieve our long-term goals.

Thank you for your continued support.

Sincerely,	Sincerely,

Ronald W. Hovsepian	Ajei S. Gopal
Chairman of the Board	President and CEO

* Non-GAAP revenue and constant currency are non-GAAP measures. For additional information on non-GAAP revenue and constant currency, please see Annex A: Non-GAAP Reconciliations. ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. For a description of ACV, see the section titled “Performance Metrics for Regular-Cycle 2022 PSU Awards ” in the accompanying proxy statement.

ANSYS, Inc.

2600 Ansys Drive

Canonsburg, PA 15317

844-462-6797

March 28, 2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 12, 2023

TO THE STOCKHOLDERS OF ANSYS, INC.

The annual meeting of stockholders of ANSYS, Inc. (“Ansys,” “we,” or the “Company”) will be held on Friday, May 12, 2023, at 11:30 a.m. Eastern Time (the “2023 Annual Meeting”), virtually via live webcast at www.virtualshareholdermeeting.com/anss2023 for the following purposes, as more fully described in the accompanying proxy statement:

1.	Election of three Class III directors for three-year terms;
2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023;
3.	Advisory approval of the compensation of our named executive officers;
4.	Advisory approval of the frequency of the advisory approval of the compensation of our named executive officers;
5.	Approval of the amendment of Article VI of the Charter to declassify the Board; and
6.	Such other business as may properly come before the 2023 Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 14, 2023 as the record date for determination of stockholders entitled to notice of, and to vote at, the 2023 Annual Meeting and any adjournments or postponements thereof. Only holders of record of common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2023 Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the 2023 Annual Meeting, the 2023 Annual Meeting may be adjourned in order to permit further solicitation of proxies.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2023 ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE 2023 ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL.

We appreciate your continued support of Ansys.

Very truly yours,

Janet Lee

Senior Vice President, General Counsel and Secretary

How to Cast Your Vote
Your vote is important to the future of Ansys. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:

Vote Online www.proxyvote.com
Vote by Phone 1.800.690.6903
Vote by Mail If you received printed copies of our proxy materials, complete, sign, date, and mail your signed proxy card

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

Registered stockholders and street name stockholders may also vote online during the 2023 Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/anss2023.

See “Other Matters—Questions and Answers About the Proxy Materials and the 2023 Annual Meeting” in the accompanying proxy statement for details on voting requirements and additional information about the 2023 Annual Meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2023

The Notice of Annual Meeting of Stockholders, Proxy Statement and our Annual Report for the fiscal year ended December 31, 2022 are available at www.proxyvote.com. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the Notice of Annual Meeting of Stockholders, Proxy Statement or Annual Report unless you specifically request a copy. You may request paper copies, including a proxy card, by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on March 28, 2023.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. We describe such risks, uncertainties, and factors in the “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

●

adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate;

●

impacts from tariffs, trade sanctions, export controls or other trade barriers including export control restrictions and licensing requirements for exports to China, and impacts from changes to diplomatic relations and trade policy between the United States and Russia or the United States and other countries that may support Russia or take similar actions due to the conflict between Russia and Ukraine;

●

constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

●	our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

●

declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

●

increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

●

our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to breaches occurring through our products and an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

●

our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and tax audit cases;

●	uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

●

the quality of our products, including the strength of features, functionality and integrated multiphysics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;

●

investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

●	investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

●

current and potential future impacts of a global health crisis, natural disaster or catastrophe, including the COVID-19 pandemic and actions taken to address the pandemic by our customers, suppliers, regulatory authorities and our business, on the global economy and consolidated financial statements and other public health and safety risks; and government actions or mandates surrounding the COVID-19 pandemic;

●

operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

●	our intention to repatriate previously taxed earnings and to reinvest all other earnings of our non-U.S. subsidiaries;

●

plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

●

our ability to execute on our strategies related to environmental, social, and governance matters, and meet evolving and varied expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

●	other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

INFORMATION REFERENCED IN THIS PROXY STATEMENT

The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.

PROXY STATEMENT

The Board of Directors (the “Board”) of ANSYS, Inc. (“Ansys,” “we” or the “Company”) is providing this proxy statement in connection with its solicitation of proxies to be voted at the Company’s annual meeting of stockholders to be held on May 12, 2023 (the “2023 Annual Meeting”). We began making our proxy materials available on March 28, 2023.

PROXY STATEMENT SUMMARY

This summary highlights important information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider. Please read the entire proxy statement before voting. For more complete information regarding our 2022 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2023 (the “2022 Form 10-K”) and can be found on our investor relations website at https://investors.ansys.com/financials/sec-filings/.

2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 12, 2023, at 11:30 a.m. Eastern Time

Live Webcast Address	www.virtualshareholdermeeting.com/anss2023

Record Date	March 14, 2023

Voting	Stockholders of Ansys as of the record date, March 14, 2023 (the “Record Date”), are entitled to vote on the proposals at the 2023 Annual Meeting. Each share of Ansys common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the 2023 Annual Meeting.

Virtual Annual Meeting

The 2023 Annual Meeting will be held virtually. We began to offer virtual annual meetings in 2016 to empower stockholders to participate fully and equally from any location around the world at no cost. We believe this is the right choice for a widely-held technology company with global operations, as it brings cost savings to Ansys and our stockholders by using a technology platform in line with our commitment to support innovative technology, while also increasing our engagement with stockholders, regardless of size, resources, or physical location. A virtual meeting is also environmentally friendly and furthers our strategic goal to operate our business in a sustainable manner.

We are sensitive to concerns regarding virtual annual meetings generally from investor advisory groups and other stockholder rights advocates who have voiced concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed this virtual annual meeting format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us during the meeting so they can ask questions of our management. During the live Q&A session of the meeting, we will answer questions pertinent to the 2023 Annual Meeting matters as time permits. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations are not pertinent to the 2023 Annual Meeting and therefore will not be answered. Any questions pertinent to the 2023 Annual Meeting that cannot be answered during the 2023 Annual Meeting due to time constraints will be posted online and answered at https://investors.ansys.com/governance/proxy-materials/. If you wish to submit a question during the 2023 Annual Meeting, you may do so by logging into the virtual annual meeting platform at www.virtualshareholdermeeting.com/anss2023, typing your question in the “Ask a Question” field and clicking “Submit.” Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting will be made publicly available for a minimum of one year at www.virtualshareholdermeeting.com/anss2023.

We will have technicians ready to assist you with any difficulties you may have accessing the virtual annual meeting. If you need technical support during the 2023 Annual Meeting, including to access the 2023 Annual Meeting’s virtual meeting platform, please call the technical support number that will be posted on the virtual meeting login page for assistance.

Additional information regarding the ability of stockholders to ask questions during the 2023 Annual Meeting, technical support, rules of conduct, and other materials for the 2023 Annual Meeting, including the list of our stockholders of record, will be available during the 2023 Annual Meeting at www.virtualshareholdermeeting.com/anss2023.

2023 Ansys Proxy Statement     1

Proposals Requiring Your Vote

Your vote is very important. Please cast your vote immediately on each of the proposals to ensure that your shares are represented.

	Proposals	Board Recommendations	More Information
1

Proposal 1 — Election of Three Class III Directors for Three-Year Terms

The Board and the Nominating and Corporate Governance Committee believe that the three Class III director nominees possess the necessary qualifications and expertise to provide effective oversight and advice to management.

		FOR each nominee	p. 11
2

Proposal 2 — Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee approved the retention of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2023. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent auditor.

		FOR	p. 25
3

Proposal 3 — Advisory Approval of the Compensation of Our Named Executive Officers

The Company’s executive compensation policies and programs are designed to create a direct link between stockholder and management interests, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals.

		FOR	p. 28
4

Proposal 4 — Advisory Approval of the Frequency of the Advisory Approval of the Compensation of Our Named Executive Officers

Stockholders may indicate whether they would prefer to have an advisory vote to approve the compensation of our named executive officers every one year, every two years, or every three years, or abstain from voting. The Board and the Compensation Committee value stockholders’ opinions and will take into account the outcome of the vote when considering the frequency of future advisory votes on compensation of our named executive officers.

		1 YEAR	p. 60
5

Proposal 5 — Approval of the Amendment of Article VI of the Charter to Declassify the Board

The Board has determined that it is in stockholders’ best interest to amend the Charter to phase out the classified Board so that the Board is fully declassified from and after the election of directors at our 2026 annual meeting of stockholders.

		FOR	p. 61

2     2023 Ansys Proxy Statement

BOARD OF DIRECTORS

The following table and the description of Board characteristics below provide summary information about the continuing directors and director nominees serving on our Board. Our Board is divided into three classes and is currently comprised of three directors in Class I, four directors in Class II, and three directors in Class III. Directors serve for three-year terms, with one class of directors being elected by our stockholders at each annual meeting.

Name	Age	Director Since	Occupation	Independent	Current Committee Membership
Class III – Term Expires 2023
Ajei S. Gopal	61	2011	President and Chief Executive Officer of Ansys	NO	—
Glenda M. Dorchak	68	2018	Former Executive Vice President of Spansion, Inc.	YES	AC, NCG, SPTC

Robert M. Calderoni	63	2020	Former Interim President and Chief Executive Officer of Citrix Systems, Inc.	YES	CC†, SPTC
Class I – Term Expires 2024

Jim Frankola	58	2021	Strategic Advisor to and former Chief Financial Officer of Cloudera, Inc.	YES	AC†
Alec D. Gallimore	59	2017	Robert J. Vlasic Dean of Engineering at the University of Michigan	YES	AC

Ronald W. Hovsepian	62	2012	President and Chief Executive Officer of Indigo Ag, Inc.	YES	CC, NCG, SPTC†
Class II – Term Expires 2025
Claire Bramley	45	2022	Chief Financial Officer of Teradata Corporation	YES	AC
Anil Chakravarthy	55	2021	President, Digital Experience at Adobe Inc.	YES	CC
Barbara V. Scherer	67	2013	Former Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc.	YES	AC
Ravi Vijayaraghavan	58	2020	Partner at Bain & Company, Inc.	YES	CC, NCG†, SPTC

AC:   Audit Committee

CC:   Compensation Committee

NCG:   Nominating and Corporate Governance Committee

SPTC:   Strategic Partnerships and Transactions Committee

†    Committee Chair

2023 Ansys Proxy Statement     3

Board Characteristics: Director Nominees and Continuing Directors

4     2023 Ansys Proxy Statement

BUSINESS AND STRATEGY OVERVIEW

Ansys develops and globally markets engineering simulation software and services widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia, including high-tech, aerospace and defense, automotive, energy, industrial equipment, materials and chemicals, consumer products, healthcare, and construction. We focus on the development of open and flexible solutions that enable users to analyze designs on-premises and/or via the cloud, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing, validation, and deployment. We distribute our suite of simulation technologies through direct sales offices in strategic, global locations and a global network of independent resellers and distributors (collectively, “channel partners”). It is our intention to continue to maintain this hybrid sales and distribution model. We operate and report as one segment.

Our strategy of Pervasive Insights seeks to deepen the use of simulation in our core market, to inject simulation throughout the product lifecycle and extend the accessibility to a broader set of users and use cases. Our business has three vectors of growth:

●	More products. Our broad and deep multiphysics portfolio enables us to grow with customers as they use simulation to solve more complex problems across a broad set of industries.

●	More users. Investments in simulation education and user experience simplification has made simulation more accessible to a broader user base.

●	More computations. Larger and more complex simulations drive more computation, requiring customers to use more Ansys licenses to complete their simulations.

Through decades of investments in the academic community and enhanced user experiences, our solutions have become accessible and relevant beyond our core “engineering” end user, to reach more users upstream and downstream from our core, which is the product validation process. Our multiphysics solutions enable our customers to address increasingly complex research and development (“R&D”) challenges from the component through the system and mission level of analysis. Our products seamlessly enable access to high performance compute capacity to run simulations, on-premises or in the cloud, which means our customers’ R&D teams are unencumbered by compute capacity limitations that can hinder R&D cycle times.

The engineering software simulation market is strong and growing. The market growth is driven by customers’ need for rapid, quality innovation in a cost-efficient manner, enabling faster time to market for new products and lower warranty costs. Increasing product complexity is driving sustained demand for simulation. Key industry trends fueling customers’ increasing needs for simulations include:

●	Electrification;

●	Autonomy;

●	Connectivity;

●	The industrial internet of things (“IIoT”); and

●	Sustainability, including minimizing waste and physical prototyping, and improving circularity and development time.

We have been investing and intend to continue to invest in our portfolio to broaden the range of physics and enable customers to analyze the interactions among physics at the component, system and mission level. Our strategy is aligned with the near-term market growth opportunities and is laying the foundation for a future where simulation can be further democratized to broader classes of end-users and end-use cases.

To augment our organic development roadmaps, we intend to continue our strategic and disciplined acquisition strategy to grow our business. Our strategy is to partner with industry leaders to extend simulation into other ecosystems and customer R&D workflows. Our business is built on a culture of high ethical standards and commitment to diversity, equity, inclusion and belonging.

2023 Ansys Proxy Statement     5

2022 FINANCIAL AND OPERATIONAL HIGHLIGHTS

Despite global economic uncertainties throughout 2022, we delivered strong financial results in fiscal year 2022 and we realized the long-term financial goal set at our 2019 Investor Day of $2 billion of annual contract value (“ACV”)* in 2022. Throughout the year we continued to grow our industry-leading portfolio, our loyal customer base and our go-to-market segments.

We also continued our commitment to our “ONE Ansys” culture. In 2022, Newsweek ranked us as thirteenth in its list of Top 100 Most Loved Workplaces. The ranking considers employee survey responses, external ratings and interviews with company leaders, and recognizes companies that put respect, caring and appreciation for their employees at the center of their business model. Further, Newsweek also included us as one of America’s Most Responsible Companies for 2023 based on our 2022 achievements in the environmental, social and corporate governance areas.

Our focused execution yielded strong financial results, reflected in our ACV* growth of 9% in reported currency and 14% in constant currency*, GAAP operating margin of 28.7% and non-GAAP operating margin* of 42.0%, and record operating cash flow of $631.0 million for the year ended December 31, 2022. We had deferred revenue and backlog of $1,416.8 million as of December 31, 2022. We repurchased 725 thousand shares during the year at an average price per share of $283.38.

Our long-term total stockholder return (“TSR”) depicted in the chart below shows how a $100 investment in Ansys on December 31, 2017 would have grown by December 31, 2022. The chart also compares the TSR of an investment in our common stock to the same investment over the last five years in the Nasdaq Composite Stock Market Index, the Nasdaq 100 Stock Market Index, the S&P 500 Stock Index and an industry peer group of seven companies (Autodesk, Inc., PTC Inc., Cadence Design Systems, Inc., Synopsys, Inc., Altair Engineering Inc., Aspen Technology, Inc. and Dassault Systemes SE).

Comparison of 5 - Year Cumulative Total Return

* Non-GAAP operating margin and constant currency are non-GAAP measures. For additional information on non-GAAP operating margin and constant currency please see Annex A: Non-GAAP Reconciliations. ACV is a metric we use to better understand the business. There is no GAAP metric comparable to ACV. For a description of ACV, see the section titled “Performance Metrics for Regular-Cycle 2022 PSU Awards” in this proxy statement.

6     2023 Ansys Proxy Statement

In 2022, we maintained our commitment to investing in product innovation by making strategic acquisitions of leading technologies. We believe these investments expand our multi-physics portfolio and provide our customers with a full set of solutions to solve their next-generation design challenges. These targeted acquisitions support our long-term strategic direction, accelerate innovation, provide increased capabilities to our existing products, supply new products and services, expand our customer base and enhance our distribution channels.

During 2022, we also introduced new capabilities to our product portfolio through organic development. We released Ansys 2022 R1 and R2, which deliver greater engineering insight with unprecedented speed and simplicity, equipping globally distributed teams to accelerate innovation and collaboration throughout the engineering process. These releases enable greater design exploration, improve engineering productivity and provide solutions that help reduce costs while increasing product quality. The new products, technologies, and tools enable experts to go deep with custom workflows for industry-specific applications while also extending broad ease-of-use features that increase collaboration across teams. Technology advancements across our product portfolio continue to redefine what is possible with simulation when addressing the increasing complexity of tomorrow’s next generation products.

Improvements in Ansys 2022 R2 provide new capabilities that cross the breadth of physics, engineering disciplines, and industries to support the scale and interoperability needed to gain knowledge of real-world product performance. Our industry-leading simulation solutions provide an open approach that streamlines engineering via simplified workflows, integrated data management and easier access to high-powered computing power via the cloud. Ansys 2022 R2 also provides the predicatively accurate analysis, artificial intelligence/machine learning (AI/ML) optimization, and scalable platform needed to tackle tough engineering challenges while helping to meet tight deadlines.

Partnerships remain a key part of our pervasive simulation strategy. Our current partnerships continue to broaden and we are excited about the value we can bring to a wider ecosystem of customers.

In addition to our strong financial results and robust product development, we continued our investment in employee talent and engagement and the infrastructure needed to support faster growth and capture a larger addressable market. We continued to recruit top talent globally across our key regions, and we employed approximately 5,600 people as of December 31, 2022, including approximately: 2,100 in product development, 2,700 in sales, support and marketing, and 800 in general and administrative functions. Of these employees, 45% were located in the Americas, 28% were located in Europe, Middle East and Africa and 27% were located in Asia-Pacific.

We continue to be committed to corporate responsibility and furthering our environmental, social, and governance (“ESG”) progress. In 2022, we announced our goal to reduce our scope 1 and scope 2 emissions 15 percent by 2027, as compared against our 2019 baseline, by measuring, analyzing and reducing our resource use. For more information see the “Corporate Responsibility” section of this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that sound corporate governance and independent oversight of a company’s strategic execution are essential ingredients of a well-run company. Our Board remains committed to sound corporate governance practices and the protection of long-term stockholder value.

Please see “Corporate Governance at Ansys” for a description of our corporate governance practices. These include, but are not limited to:

●	Separate CEO and Chairman roles

●	90% of the current Board is comprised of independent directors

●	Majority voting in director elections with resignation policy

●	100% independent committee members

●	Robust Board evaluation process

●	Stockholder engagement program

●	Proxy access

●	Annual Say-on-Pay Vote

●	No supermajority vote provisions
●	Stock ownership guidelines for directors and senior management

●	Board risk oversight

●	Independent directors meet without management present

●	Clawback policy

●	Anti-hedging and anti-pledging policies

●	Code of Business Conduct and Ethics for directors, officers, and employees

●	Periodic review of committee charters and governance policies

●	Director over-boarding policy

2023 Ansys Proxy Statement     7

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles and stockholder interests. Our executive compensation is largely driven by our performance.

Pay-for-Performance	Objectives	2022 Say-on-Pay

● Paying for performance is the guiding principle of Ansys’ total rewards strategy.	● Create a competitive total rewards package based on the attainment of short and long-term goals.	● Approximately 88% of our stockholders voting on our 2022 Say-on-Pay proposal approved the compensation of our named executive officers.

●  Target total compensation for an effective performer is influenced by the 50th percentile of the relevant market data, with the opportunity to earn above or below target compensation based on actual results. For a superior performer, our philosophy is to provide total compensation that is influenced by the upper quartile of the market data.

● Attract and retain qualified high-performing executive officers who will lead us to long-term success and enhance stockholder value.

Components of Our Compensation Program

We pay for performance. To incentivize our executive team to achieve our short- and long-term goals, we allocate total direct compensation (salary and short-term and long-term incentives) to achieve superior performance. The total direct compensation of our CEO and other named executive officers (“NEOs”) (excluding Richard Mahoney)* in 2022 was allocated as follows among pay elements:

* Richard Mahoney is not included in the “Other NEOs” graphic above due to his voluntary departure from Ansys on May 5, 2022.

8     2023 Ansys Proxy Statement

The Compensation Committee regularly monitors and implements best practices in executive compensation, including the following:

What We Do	What We Don’t Do

Performance-based cash and equity incentives	No “single trigger” change in control payments and benefits

Significant portion of executive compensation at risk based on Company performance	No post-termination retirement or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

Clawback provision on performance-based compensation	No tax gross-ups for change in control payments and benefits

Stock ownership guidelines for directors and senior management	No repricing or replacing of underwater options without stockholder approval

Caps on performance-based cash and equity incentive compensation	No hedging or pledging of Company securities by directors, officers, and employees

100% independent directors on the Compensation Committee	No current dividends paid on unvested equity awards

Independent compensation consultant engaged by Compensation Committee	No excessive risk-taking with compensation incentives

Annual review and approval of our compensation strategy

Limited perquisites

STOCKHOLDER ENGAGEMENT HIGHLIGHTS

We take pride in our engagement with our stockholders. We welcome the insights and feedback from our stockholders and take our stockholders’ points of view into account when developing our governance practices. The Board firmly believes that the mutual trust we build with our stockholders is one of the key components of good governance and is an important element of driving Board responsibility and a strong governance culture.

We maintain an active dialogue with stockholders to ensure we thoughtfully consider a diversity of perspectives on issues including strategy, business performance, risk, culture and workplace topics, compensation practices, and a broad range of ESG issues. Ansys has an active investor relations program, engaging with investors globally via conferences, non-deal roadshows and investor calls. Throughout the year our Investor Relations group engages with our stockholders, frequently along with Dr. Gopal, Ms. Anasenes and other members of the management team. During 2022, these outreach efforts involved representatives of stockholders holding, in the aggregate, over 40% of Ansys shares.

In addition, in September 2022, our Board Chair, our Nominating and Corporate Governance Committee Chair, and members of management, including our General Counsel and members of our Investor Relations team, engaged with a cross-section of stockholders to discuss ESG topics.

To communicate broadly with our stockholders we also share information relevant to our stockholders through our investor relations website, annual report and this proxy statement.

2023 Ansys Proxy Statement     9

CORPORATE RESPONSIBILITY

Strong governance is foundational to our ESG program, with Board oversight of ESG matters and senior management responsibility for the design and development of ESG related programs. Our Nominating and Corporate Governance Committee has general oversight responsibility over our ESG program, matters, and initiatives. In addition, cybersecurity is overseen by our Audit Committee and is a standing topic that is addressed at each quarterly meeting. Our Compensation Committee has oversight responsibility with respect to human resources and talent management, as specified in its charter. Our ESG program is led by a committee of select senior leaders (the “ESG Committee”) from our human resources, finance, industry marketing, communications, investor relations, legal, cybersecurity, strategy, procurement, and facilities departments. Our General Counsel chairs the ESG Committee. The ESG Committee also has task teams to address specific topics such as environmental sustainability and human capital management. Task teams report to, and receive oversight from, the ESG Committee. The chairperson of the ESG Committee reports the committee’s progress to the CEO and to the Board on a quarterly basis.

Our ESG program has four pillars:

●	Advancing sustainability through our products

●	Investing in our people and ONE Ansys culture

●	Operating responsibly

●	Collaborating with stakeholders

Advancing sustainability through our products – At Ansys, we look for new and better ways to engineer what is ahead. By focusing on the creation of new technology, and by making current technology better, we strive to support our customers in their design of products, including helping to make their products more efficient, with less waste, and minimizing physical prototyping.

●	Sustainability Committee: In 2022, our sustainability committee created a strategy to continue to support our customers with their sustainability objectives such as helping customers reduce waste and physical prototyping, and improve circularity and development time. We continued to make progress on our ‘product handprint’ initiative to describe how Ansys simulation products help our customers with use cases focused on aerospace, digital twins, gas turbines, and semiconductors.

●	Innovation: We make significant investments in research and development and emphasize frequent, integrated product releases. In 2022, our total research and development expense was $433.7 million.

Investing in our people and ONE Ansys culture – Our people are at the core of driving product innovation for our customers. We endeavor to create a culture of belonging and inclusion where employees can be themselves and thrive as a ONE Ansys team.

●	Engagement: Our employee engagement surveys are an important tool for listening to and understanding employees. Our 2022 engagement score remained steady compared to 2021, confirming that our employees continue to be highly engaged. Our scores exceeded the external norm across all dimensions of engagement that were measured with themes this year, that included: employees feeling valued and part of a team; employees empowered to excel; and trust in the future vision that leaders are creating. Employees are also satisfied with continued opportunities for learning and development.

●	Employee Resource Groups (“ERGs”): In 2022, we continued to grow our ERGs to foster a culture of inclusion and belonging so employees of different backgrounds can see themselves thriving at Ansys. More than 1,000 individual employees engaged in one or more ERGs in 2022. Our ERG community includes: Women in Tech at Ansys, Ansys Pride Alliance, Black Employee Network at Ansys, Veterans at Ansys, Ansys (dis)ability Network, and Ansys Latino Connection.

Operating responsibly – We strive to reduce the environmental and climate impact of our operations by measuring, analyzing, and reducing our resource use and emissions. We have taken actions to promote ethical business practices, data security and good governance including:

●	Carbon Reduction Target: In 2022, we announced a target to reduce our scope 1 and scope 2 emissions 15 percent by 2027 against our 2019 baseline. We have made progress against this goal and are continuing our efforts to meet the target.

●	Employee Ethical Conduct Training: In 2022, 94% of new hires completed code of business conduct and ethics training, 94% completed anti-corruption training, 94% completed anti-harassment training, and 98% of all employees completed export training.

Collaborating with stakeholders – We engage with our stockholders, customers, employees, communities, and other stakeholders through feedback, engagement surveys, and by supporting the communities in which we live and work. We believe collaborating with our stakeholders supports our business success.

●	Materiality Assessment: We conducted an ESG materiality assessment as part of our ESG program. The assessment involved a series of interviews conducted by a third party with internal and external key stakeholders and online employee surveys deployed across main functional areas at Ansys.

●	Community Support: Our philanthropic activities fall primarily in the areas of supporting our employee contributions and volunteer efforts in the areas of science, technology, engineering and math (“STEM”), health and human services, and public, cultural and scientific affairs. In 2022, Ansys donated nearly half a million dollars to these causes. Our philanthropic program also includes volunteer time off, which allows employees the opportunity to volunteer during working hours, and an employee match where Ansys matches a portion of the employees’ charitable contributions.

10     2023 Ansys Proxy Statement

PROPOSAL 1	Election of Three Class III Directors for Three-Year Terms

Our Board is divided into three classes and is currently comprised of three directors in Class I, four directors in Class II and three directors in Class III. Directors serve for three-year terms with one class of directors being elected by our stockholders at each annual meeting.

At the 2023 Annual Meeting, three Class III directors are nominated for re-election to serve until the annual meeting of stockholders in 2026 and until such directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Ajei S. Gopal, Glenda M. Dorchak, and Robert M. Calderoni for election as Class III directors at the 2023 Annual Meeting.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Dr. Gopal, Ms. Dorchak and Mr. Calderoni. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for election and to serve, if elected, as directors. However, if any person nominated by our Board is unable to stand for election, the proxies will be voted for the election of such other person or persons as our Board may recommend unless the Board determines to reduce the size of the Board.

We maintain a majority voting policy for the election of directors coupled with a resignation policy in uncontested elections. To be elected in an uncontested election, a director must receive a majority of the votes cast. This means that the number of votes cast “FOR” such nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of the election.

If, in any uncontested election of directors, any incumbent director nominee receives a greater number of votes cast “AGAINST” his or her re-election than “FOR” his or her re-election, he or she must promptly tender a resignation to the Board. The Board will then decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the incumbent director nominee in question, whether to accept the resignation or take other action.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES.

DIRECTOR CLASSES AS OF THE 2023 ANNUAL MEETING

Name	Age	Director Since
Class I – Term Expires 2024

Jim Frankola	58	2021

Alec D. Gallimore	59	2017

Ronald W. Hovsepian	62	2012
Class II – Term Expires 2025

Claire Bramley	45	2022

Anil Chakravarthy	55	2021

Barbara V. Scherer	67	2013

Ravi Vijayaraghavan	58	2020
Class III – Term Expires 2023

Ajei S. Gopal	61	2011

Glenda M. Dorchak	68	2018

Robert M. Calderoni	63	2020

2023 Ansys Proxy Statement     11

DIRECTOR DIVERSITY

Board Diversity Matrix (As of March 28, 2023)*

Total Number of Directors	10
	Female	Male	Non-Binary	Did not Disclose Gender

Part I: Gender Identity

Directors	3	7	–	–

Part II: Demographic Background

African American or Black	–	1	–	–

Alaskan Native or Native American	–	–	–	–

Asian	–	3	–	–

Hispanic or Latinx	–	–	–	–

Native Hawaiian or Pacific Islander	–	–	–	–

White	3	3	–	–

Two or More Races or Ethnicities	–	–	–	–

LGBTQ+	–	–	–	–

Did not Disclose Demographic Background	–	–	–	–

* Based on director nominees’ self-identified diversity characteristics.

12     2023 Ansys Proxy Statement

DIRECTOR NOMINEES

Robert M. Calderoni Age 63 Independent Director since 2020 Chair of Compensation Committee Strategic Partnerships and Transactions Committee

Experience

Mr. Calderoni served as interim Chief Executive Officer and President of Citrix Systems, Inc., a multinational software company (“Citrix”), from 2021 to 2022, and also previously served in this position from 2015 to 2016. Mr. Calderoni also served as the Chairman of the Board of Directors of Citrix from 2019 to 2022 and previously served as Executive Chairman from 2015 to 2018. Prior to Citrix, Mr. Calderoni served as Chief Executive Officer of Ariba, Inc., a software and information technology services company (“Ariba”) from 2001 until it was acquired by SAP AG, a publicly-traded software and IT services company, in 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between 2012 and 2014 and as President of SAP Cloud from 2013 to 2014. Prior to Ariba, Mr. Calderoni held senior finance roles at Apple Inc. and International Business Machines Corporation (“IBM”) and served as Chief Financial Officer of Avery Dennison Corporation (“Avery Dennison”).

Qualifications

Mr. Calderoni’s qualifications to serve on, and make contributions to, the Board include his executive tenure at software and technology companies in Chief Executive Officer roles as well as his extensive experience as a Board member. Mr. Calderoni has led and scaled several high growth software companies and led their transition to the cloud.

Other Public Directorships

Mr. Calderoni currently serves as the Chairman (since 2022) and a member of the Board of Directors of KLA Corporation, a capital equipment company (2007-present). He previously served as the Chairman (2015-2022) and a member of the Board of Directors of Citrix (2014-2022). He also previously served as a member of the Board of Directors of LogMeIn, Inc., a software company (2017-2020) and Juniper Networks, Inc., a network cybersecurity company (2003-2019).

Glenda Dorchak Age 68 Independent Director since 2018 Audit Committee Nominating and Corporate Governance Committee Strategic Partnerships and Transactions Committee

Experience

Ms. Dorchak spent over thirty years in operating roles in the technology industry. Most recently, she served as Executive Vice President and General Manager of Global Business for Spansion Inc., a flash memory manufacturer (“Spansion”), from 2012 to 2013. Prior to Spansion, Ms. Dorchak served as Chief Executive Officer of VirtualLogix, Inc. from 2009 to 2010, when it was acquired by Red Bend Software, and as Chief Executive Officer of Intrinsyc Software from 2006 to 2008. She also served in various roles at Intel Corporation (“Intel”) from 2001 to 2006, including as Vice President and COO Intel Communications Group, Vice President and General Manager Intel Broadband Products Group, and Vice President and General Manager Intel Consumer Electronics Group. Before Intel, Ms. Dorchak served as Chairman and CEO at Value America, an e-retailer. Before Value America, Ms. Dorchak served in various roles, including General Manger PC Direct, at IBM.

Qualifications

Ms. Dorchak’s qualifications to serve on, and make contributions to, the Board include her experience as a technology industry veteran with deep leadership and operating expertise running hardware and software businesses in the computing and communications technology sectors.

Other Public Directorships

Ms. Dorchak currently serves as a member of the Board of Directors of Wolfspeed, Inc., previously named CREE, Inc., a developer of wide bandgap semiconductors (2020-present) and GLOBALFOUNDRIES Inc., a semiconductor contract manufacturing and design company (2019-present). She previously served as a member of the Board of Directors of Viavi Solutions Inc., a provider of network test, monitoring and assurance solutions (2019-2021), Mellanox Technologies, Ltd., a multinational supplier of computer networking products (2009-2020), Energy Focus Inc., a developer of energy-efficient LED lighting systems and controls (2015-2019), and Quantenna Communications, a communication device company (2018-2019).

2023 Ansys Proxy Statement     13

Ajei S. Gopal Age 61 Not Independent Director since 2011 President and Chief Executive Officer of Ansys

Experience

Dr. Gopal has served as our President and Chief Executive Officer since 2017. In 2016, he served as our President and Chief Operating Officer. Dr. Gopal was appointed an independent director of the Board in 2011 and served in that capacity until his employment by the Company in 2016. From 2013 to 2016, Dr. Gopal was an operating partner at Silver Lake, a leading private equity technology investor. His employment at Silver Lake included a secondment as interim President and Chief Operating Officer at Symantec in 2016. From 2011 until 2013, he was Senior Vice President at Hewlett Packard Enterprise Company. Dr. Gopal was Executive Vice President at CA Technologies from 2006 until 2011. From 2004 to 2006, he worked at Symantec, where he served as Executive Vice President and Chief Technology Officer. Earlier, Dr. Gopal served as Chief Executive Officer and a member of the Board of Directors of ReefEdge Networks, a company he co-founded in 2000. He worked at IBM from 1991 to 2000, initially at IBM Research and later in IBM’s Software Group.

Qualifications

Dr. Gopal’s qualifications to serve on, and make contributions to, the Board include his position as our President and Chief Executive Officer and background in both technology and senior management of large software and technology companies, as well as his experience in global operations and business development.

Other Public Directorships

Dr. Gopal previously served as a member of the Board of Directors of Citrix (2017-2021).

14     2023 Ansys Proxy Statement

CONTINUING DIRECTORS FOLLOWING THE 2023 ANNUAL MEETING

Claire Bramley Age 45 Independent Director since 2022 Audit Committee

Experience

Ms. Bramley has served as Chief Financial Officer of Teradata Corporation (“Teradata”), a connected multi-cloud data platform for enterprise analytics company, since 2021. As a member of Teradata’s Executive Leadership Team, Ms. Bramley leads the finance, information technology, analytics and security, enterprise risk, operations, investor relations, and corporate development functions. Ms. Bramley also serves as an executive sponsor of Teradata’s environmental, social, and governance program. Prior to joining Teradata, for over ten years, Ms. Bramley held multiple leadership roles at HP, Inc. (“HP”), a multinational information technology company. At HP, she served as Global Controller from 2019 to 2021, as Head of Finance for the Europe, Middle East and Africa region from 2015 to 2018, in which position she also led the finance Mergers, Acquisition and Divestitures Organization that supported all mergers and acquisition activity across HP, and as Vice President, Corporate Financial Planning and Analysis from 2013 to 2015. Prior to HP, from 2005 to 2007, Ms. Bramley was Head of Financial Planning and Analysis at SSP Group Plc., a multinational contract foodservice company.

Qualifications

Ms. Bramley’s qualifications to serve on, and make contributions to, the Board include her extensive experience in leading large-scale fiscal and operational disciplines, driving financial and strategic planning, and managing complex mergers and acquisitions. In addition, she brings financial expertise to the Board as she has served in many leadership roles within a finance and accounting function, including as a current public company CFO, and previously in corporate controller and financial planning and analysis roles.

Other Public Directorships

None

Anil Chakravarthy Age 55 Independent Director since 2021 Compensation Committee

Experience

Dr. Chakravarthy has served as President, Digital Experience at Adobe Inc. (“Adobe”), a software company, since 2022. He previously served as Executive Vice President and General Manager, Digital Experience at Adobe from 2020 to 2022. Prior to joining Adobe, he served at Informatica LLC (“Informatica”), a software company, as Chief Executive Officer from 2015 to 2020 and as Executive Vice President and Chief Product Officer from 2013 to 2015. Prior to joining Informatica, for over nine years, Dr. Chakravarthy held multiple leadership roles at Symantec Corporation (n/k/a NortonLifeLock Inc.), a software company, (“Symantec”), most recently serving as its Executive Vice President, Information Security in 2013. Prior to Symantec, he was a Director of Product Management for enterprise security services at VeriSign Inc. Dr. Chakravarthy began his career as a consultant at McKinsey & Company. He also serves on the board of the Silicon Valley Leadership Group. He previously served on the board of USSA Bank, a financial services group of companies, from 2015 to 2020.

Qualifications

Dr. Chakravarthy’s qualification to serve on, and make contributions to, the Board include his expertise in digital transformation, SaaS, cloud technologies and product innovation, gained over a career spanning more than 25 years. Dr. Chakravarthy has helped companies reimagine business models and digitally transform, including the successful transition to the cloud.

Other Public Directorships

None

2023 Ansys Proxy Statement     15

Jim Frankola Age 58 Independent Director since 2021 Chair of the Audit Committee

Experience

Mr. Frankola served as the Chief Financial Officer of Cloudera, Inc., an enterprise data cloud company (“Cloudera”), from 2012 until 2021, and has served as a Strategic Advisor to Cloudera, since 2021. From 2010 to 2012, Mr. Frankola served as Chief Financial Officer of Yodlee, Inc., a data aggregation and data analytics platform company (“Yodlee”). Prior to Yodlee, Mr. Frankola served as Chief Financial Officer of Ariba. Mr. Frankola has held various senior positions in financial and business management at several companies, including IBM and Avery Dennison. Mr. Frankola previously served on the Board of Directors of ActivIDentity Corporation, a credentials management and authentication company.

Qualifications

Mr. Frankola’s qualifications to serve on, and make contributions to, the Board include his extensive background in finance, business transformations, mergers and acquisitions and business development.

Other Public Directorships

Mr. Frankola currently serves as a member of the Board of Directors of Cvent Holding Corp, a market-leading meetings, events and hospitality technology provider (2021-present).

Alec D. Gallimore Age 59 Independent Director since 2017 Audit Committee

Experience

Dr. Gallimore has been the Robert J. Vlasic Dean of Engineering at the University of Michigan, a public university, since 2016. He has been the Richard F. and Eleanor A. Towner Professor of Engineering at the University of Michigan since 2015. He has held various positions of increasing responsibility at the University of Michigan since joining the institution in 1992. Dr. Gallimore has served on several NASA and US Department of Defense boards and studies, including as a member of the United States Air Force Scientific Advisory Board. He is currently on the Board of Trustees of The Institute for Defense Analyses. He is a fellow of the American Institute of Astronautics and Aeronautics and was elected into the National Academy of Engineering in 2019. Dr. Gallimore’s primary research interests include electric propulsion, plasma diagnostics and space plasma simulation. He has extensive design and testing experience with a number of electric propulsion devices. Dr. Gallimore has served on the Board of Directors of Bechtel Corporation since 2021.

Qualifications

Dr. Gallimore’s qualifications to serve on, and make contributions to, the Board include his extensive background in engineering, research and the use of simulation to create innovative products as well as his leadership of a major engineering academic institution.

Other Public Directorships

Dr. Gallimore currently serves on the Board of Directors of PagerDuty, Inc., a cloud computing company (2020-present).

16     2023 Ansys Proxy Statement

Ronald W. Hovsepian

Age 62

Independent

Director since 2012

Chairman of the Board

Compensation Committee

Nominating and Corporate Governance Committee

Chair of Strategic Partnerships and Transactions Committee

Experience

Mr. Hovsepian has been the Chairman of the Board since May 2019. He previously served as the Lead Independent Director of the Board from 2014 through 2019 and as the non-executive Chairman from 2014 until 2016.

Mr. Hovsepian has served as the President and Chief Executive Officer of Indigo Ag, Inc., an agricultural technology company, since 2020. He has also served as an Executive Partner at Flagship Pioneering, a venture capital firm focused on healthcare, since 2018. Previously, in 2017, Mr. Hovsepian served as Chief Executive Officer of Synchronoss Technologies, Inc., a telecommunications software and services company. Mr. Hovsepian served as President and Chief Executive Officer of Intralinks Holdings, Inc., a global provider of services and software, from 2011 to 2017. Mr. Hovsepian joined Novell, Inc., a software company (“Novell”), in 2003 and served as its Chief Executive Officer, from 2005 to 2011. Prior to Novell, from 2000 to 2003, Mr. Hovsepian worked in the venture capital industry. He started his career at IBM and served in several executive positions over approximately 16 years He currently serves on the Board of Directors of two private companies, Valo Health, Inc. and ECi Software Solutions.

Qualifications

Mr. Hovsepian’s qualifications to serve on, and make contributions to, the Board include his extensive experience in the technology and software industries as a Chief Executive Officer, senior manager, and venture capital investor and his expertise in sales, marketing, and product development. Additionally, Mr. Hovsepian has previously served as a board chairman and as a board member of both public and private companies across a range of industries.

Other Public Directorships

Mr. Hovsepian currently serves on the Board of Directors of Skillsoft Corp., an educational technology company (2018-present). Previously, Mr. Hovsepian served on the Board of Directors of Pegasystems Inc., a cloud software company (2019-2021) and ANN Inc., a woman’s clothing retailer (1998-2015), where he also served as the non-executive chairman (2005-2015).

Barbara V. Scherer Age 67 Independent Director since 2013 Audit Committee

Experience

Ms. Scherer served as Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc. (“Plantronics”), an audio communications equipment manufacturer from 1998 until her retirement in 2012, and as Vice President, Finance and Administration and Chief Financial Officer from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning 11 years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles.

Qualifications

Ms. Scherer’s qualifications to serve on, and make contributions to, the Board include her practical and strategic insight into complex financial reporting and management issues and significant operational expertise, gained over a career spanning more than 30 years, including 25 years in senior financial leadership roles in the technology industry.

Other Public Directorships

Ms. Scherer currently serves as a member of the Board of Directors of Netgear, Inc., a multinational computer networking company (2011-present), and Ultra Clean Holdings, Inc., a developer and supplier of equipment for the semiconductor industry (2015-present). Prior to her retirement, Ms. Scherer served as a director of Keithley Instruments, a publicly traded test and measurement company, from 2004 to 2010.

2023 Ansys Proxy Statement     17

Ravi Vijayaraghavan Age 58 Independent Director since 2020 Compensation Committee Chair of Nominating and Corporate Governance Committee Strategic Partnerships and Transactions Committee

Experience

Mr. Vijayaraghavan has been a senior partner at Bain & Company, Inc. (“Bain”), a leading management consulting firm, since 2001. He has held multiple senior roles with Bain, including his current position as Director and Head of the Asia-Pacific Technology Practice since 2019. From 2015 to 2020 Mr. Vijayaraghavan served on Bain’s Global Partner Compensation and Promotion Committee. Mr. Vijayaraghavan started his career with Bain in 1995 and is an expert and leader in Bain’s Mergers & Acquisitions and Private Equity practices. He has successfully led global client relationships in technology and telecommunications, and the establishment of Bain’s Asia-Pacific technology practice. His experience spans a broad range of technology markets (including software, hardware, semiconductors, and services) as well as mobile and fixed telecommunications operations across geographies in North America, Europe and Asia. He previously served as a member of the board of overseers for WGBH, a Boston based public broadcaster, and as a member of the board of the Singapore Land Authority.

Qualifications

Mr. Vijayaraghavan’s qualifications to serve on, and make contributions to, the Board include his expertise in setting and executing on corporate strategic agendas to drive sustained organic and M&A-led growth at technology and telecommunications companies.

Other Public Directorships

None

18     2023 Ansys Proxy Statement

CORPORATE GOVERNANCE AT ANSYS

Director Independence

Our Corporate Governance Guidelines require that at least a majority of the Board qualifies as independent directors under applicable federal securities laws and the listing standards of the Nasdaq Global Select Market (“Nasdaq”). Our Corporate Governance Guidelines also require that all members of the Board’s committees meet the criteria for independence established by the federal securities laws and the Nasdaq listing standards applicable to service on such committees. Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests include that the director not be an employee of the company and not have engaged in various types of business dealings with the Company. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. During the Board’s annual review of director independence, the Board also considers transactions, relationships and arrangements between each director (or an immediate family member of the director) and the Company and management, as well as certain other factors that the Board deems relevant in determining independence, such as beneficial ownership of our capital stock.

The Board completed a review of the independence of each of our current directors and director nominees and determined that each of Ms. Bramley, Mr. Calderoni, Dr. Chakravarthy, Ms. Dorchak, Mr. Frankola, Dr. Gallimore, Mr. Hovsepian, Ms. Scherer, and Mr. Vijayaraghavan is not an affiliate or employee of the Company and is independent under Rule 5605 of the Nasdaq listing standards and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Dr. Gopal is President and Chief Executive Officer of the Company and therefore is not considered an independent director.

Board Responsibilities

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and provide the framework for our corporate governance. Our current Corporate Governance Guidelines are available on the investor relations section of our website https://investors.ansys.com/ on the “Governance Documents” page under the “Governance” tab.

Oversight of Risk Management

The Board has responsibility to provide risk oversight as a part of each director’s obligations to us and our stockholders. The Board aims to set a healthy “tone at the top” and guides our management to take appropriate measures to control material risks. The Board executes on these responsibilities directly and through its standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Partnerships and Transactions Committee, each of which is comprised solely of members and chairs who qualify as independent directors. While the Board believes that we practice good risk management strategies and processes, it is the Board’s responsibility to oversee the pressure testing of these strategies and processes on a continuous basis in order to confirm that risk management stays effective despite evolving market conditions, business strategies, regulatory rules, and our development.

Our Board delegates principal responsibility for its risk management and assessment functions to its Audit Committee. The Board directly receives a quarterly risk report from the General Counsel. Likewise, the Audit Committee receives a risk management update from our management as part of its regular quarterly meetings. In addition, the Audit Committee oversees our annual enterprise business risk assessment and bi-annual fraud risk assessment which are conducted by our internal auditor. The internal auditor delivers reports directly to the Audit Committee. This annual assessment reviews our performance with regard to ongoing financial, operational, and strategic risks, both existing and new. The Nominating and Corporate Governance Committee oversees and reports to the Board on the progress of our corporate responsibility program including the Company’s policies and practices regarding the ESG program, matters and initiatives.

Details on the activities and responsibilities of the Board’s committees are discussed later in this proxy statement. In summary, the Board provides risk oversight that is material to our long-term stockholder value. The committees implement the Board’s risk oversight in particular focus areas, namely:

●	The Audit Committee discusses the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management, and specifically considers the Company’s major financial, commercial, operational and strategic risk exposures and the steps that the Company’s management has taken to monitor and control such exposures, and shares this analysis with the Board. The Audit Committee also reviews the Company’s risks related to cybersecurity, including review of the state of the Company’s cybersecurity, emerging cybersecurity developments and threats, and the Company’s strategy to mitigate cybersecurity risks;

●	The Compensation Committee oversees risks related to the Company’s overall compensation practices and reviews the results of the Company’s annual compensation risk assessment and enterprise business risk assessment, with particular attention to risks related to the Company’s use of, and degree of use of, equity and incentive-based compensation as a portion of the total compensation paid to the Company’s officers. The Compensation Committee also oversees risks related to the Company’s practices, policies and plans related to human resources and talent management, and specifically those practices and policies regarding recruiting, retention, career development, succession planning, diversity and inclusion, and corporate culture (collectively, “Human Capital Management”);

●	The Nominating and Corporate Governance Committee provides primary oversight over risks related to corporate governance practices and ESG activities, including risks related to climate change; and

2023 Ansys Proxy Statement     19

●	The Strategic Partnerships and Transactions Committee provides primary oversight over risks related to the execution of the Company’s strategic partnerships and transactions.

Communications with the Board

Stockholders and other interested parties may communicate with the full Board or individual directors by writing to:

ANSYS, Inc. Board of Directors

c/o General Counsel and Secretary ANSYS, Inc.

Southpointe

2600 Ansys Drive

Canonsburg, PA, 15317

The Secretary will deliver to the appropriate directors all communications addressed to the Board received at this address, except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries, product complaints/inquiries, new product suggestions, surveys or other matters unrelated to the Company.

Related-Party Transactions

The Board has a written policy requiring the approval or ratification of Related Party Transactions by the Audit Committee (the “Policy”), which was most recently reviewed and updated in December 2022. For purposes of the Policy, “Related Party Transactions” generally include any transaction, arrangement, or relationship or any series of similar transactions, arrangements or relationships in which Ansys or its subsidiaries was, is, or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has, or will have a direct or indirect material interest:

●	any director, director nominee, or executive officer of Ansys;

●	any holder of more than five percent of Ansys’ common stock;

●	any Immediate Family Member (as defined in Item 404 of SEC Regulation S-K) of any of the foregoing persons; and

●	any entity which is controlled by someone listed above.

Under the Policy, a director, director nominee or executive officer must promptly notify the Office of the Corporate Secretary of any material interest that such person or an Immediate Family Member of such person had, has or may have in a potential Related Party Transaction. The Corporate Secretary will review the proposed transaction and determine if it is subject to Audit Committee approval based on criteria described in the Policy.

Should a Related Party Transaction be subject to Audit Committee approval, the following factors, amongst others, will be considered: the benefit to Ansys; the impact on a director’s or director nominee’s independence; whether the terms are usual and customary in the market; whether the transaction is material to Ansys; whether the transaction is in the ordinary course of Ansys’ business; the role, if any, the related party has played in arranging the transaction; the structure of the transaction; required disclosures; and the interests of all related persons in the transaction.

The Audit Committee may, in its sole discretion, approve or deny any Related Party Transaction. The Audit Committee has delegated authority to the Audit Committee Chair to approve, upon request of an executive officer of Ansys, Related Party Transactions if they arise between Audit Committee meetings. The Audit Committee Chair may take any action with respect to such Related Party Transaction that the Audit Committee would be authorized to take, or, in his or her discretion, require that the matter be brought before the full Audit Committee. Any action taken by the Audit Committee Chair shall be reported to the Audit Committee at its next regularly scheduled meeting.

In the event a Related Party Transaction is identified after the transaction commences, the transaction will be brought to the Audit Committee for ratification, amendment or termination. If a Related Party Transaction will be ongoing, the Audit Committee may establish guidelines for Ansys’ management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related person to see that they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

There were no Related Party Transactions requiring disclosure under SEC rules in 2022 or 2023 year-to-date.

Board Structure and Processes

Leadership Structure

The roles of Chairman of the Board and CEO of the Company are separated, and the role of Chairman is held by an independent director elected by the directors, pursuant to our Corporate Governance Guidelines. Mr. Hovsepian currently serves as the Chairman of the Board and has the principal responsibility for communicating with the Board members and presiding at meetings of the Board, which allows our independent directors to have a strong voice in the leadership of the Board and risk oversight.

For information on how the Board’s responsibility for risk oversight impacts its leadership structure, see “Oversight of Risk Management” above.

Our Chairman of the Board is the primary point of consultation with the Nominating and Corporate Governance Committee regarding director nominations and process, which we believe helps maintain a strong and independent direction to our highest-level governance matters. We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company. It gives primary responsibility for our operational leadership to our CEO. The Chairman of the Board facilitates our Board’s independent oversight of management, enables communication between management and the Board, and leads the Board’s consideration of governance matters. The Nominating and Corporate Governance Committee periodically reviews the

20     2023 Ansys Proxy Statement

Board’s leadership structure and, when appropriate, recommends changes in response to evolving needs.

Board Processes

Each standing committee of the Board conducts an evaluation of its effectiveness each year. In addition, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board. The purpose of the evaluations is to identify areas of strength and areas for improvement in the activities and effectiveness of each committee and the Board. The evaluations for 2022 took the form of candid interviews conducted by outside counsel with each director. Outside counsel then facilitated a discussion of the findings from the interviews with the Board.

We support and encourage the continuing education of our Board members. We maintain membership in the National Association of Corporate Directors and reimburse the directors for their expenses in connection with attending trainings and other events on topics including committee roles and responsibilities, and legal and ethical developments. We also provide educational sessions periodically to the Board on our business, industry developments, corporate governance matters, and other pertinent topics.

Director Over-Boarding Policy

The Company limits the number of additional directorships that a director may hold. Pursuant to our Corporate Governance Guidelines, directors are not permitted to serve on the boards of more than four other public companies in addition to the Company’s Board; provided that any director who is employed as a chief executive officer of a public company is not permitted to serve on the boards of more than two other public companies in addition to the Company’s Board. Under the policy, a director should advise the Chairman of the Board in advance of accepting an invitation to serve on another public or private company board, in order to confirm that no actual or potential conflict exists.

Board Meetings and Attendance

Our Board held 7 meetings during 2022. Each of our directors attended at least 75% of all the 2022 meetings of the Board and the committees for which he or she served as a member (held during the period in which the directors served).

Committees

In 2022, the Board had the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Partnerships and Transactions Committee. Each committee has a charter that is available on the investor relations section of our website https://investors.ansys.com/ on the “Governance Documents” page under the “Governance” tab.

The Board may from time to time establish ad hoc and special purpose committees.

Audit Committee

Chair	Mr. Frankola

Members	Ms. Bramley
Ms. Dorchak
Dr. Gallimore
Ms. Scherer

Meetings Held in 2022	6

Each member of the Audit Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing standards and applicable SEC rules, including the heightened independence requirements for Audit Committee members. In addition, we have determined that each member of the Audit Committee is financially literate and our Board has determined that Ms. Bramley, Mr. Frankola and Ms. Scherer each qualify as an “audit committee financial expert” within the meaning of the SEC rules.

Our Audit Committee is responsible for, among other things:

●	Overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

●	Overseeing the internal control and audit functions;

●	Overseeing the qualifications and performance of internal audit and the Company’s independent registered public accounting firm;

●	Overseeing the adequacy and effectiveness of disclosure controls and procedures;

●	Overseeing compliance with legal and regulatory requirements and ethical standards adopted by the Company;

●	Overseeing related party transactions; and

●	Overseeing risks related to cybersecurity, including reviewing the state of the Company’s emerging cybersecurity developments and threats, and the Company’s strategy to mitigate cybersecurity risks.

Compensation Committee

Chair	Mr. Calderoni

Members	Dr. Chakravarthy
Mr. Hovsepian
Mr. Vijayaraghavan

Meetings Held in 2022	7

Each member of the Compensation Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing standards and applicable SEC rules, including the heightened independence requirements for Compensation Committee members. Each qualifies as a “non-employee director” under Section 16 of the Exchange Act.

2023 Ansys Proxy Statement     21

Our Compensation Committee is responsible for, among other things:

●	Discharging the Board’s responsibilities relating to compensation of the Company’s executives;

●	Overseeing the Company’s overall compensation practices;

●	Producing an annual report on executive compensation for inclusion in the Company’s proxy statement;

●	Developing and implementing compensation policies and plans that are appropriate for the Company, provide incentives designed to achieve the Company’s long-term strategic plan, are consistent with the culture of the Company and further the overall goal of building stockholder value;

●	Overseeing the Company’s practices and policies related to Human Capital Management and succession planning for the CEO and other senior executive officers; and

●	Delegating authority to one or more subcommittees, other Board members or Company officers when appropriate and permitted under applicable law, rules and regulations.

For more information about the role of the Compensation Committee, executives officers and compensation consultants in determining the amount and form of director and executive compensation see the Compensation Discussion and Analysis section of the Proxy.

Nominating and Corporate Governance Committee

Chair	Mr. Vijayaraghavan

Members	Ms. Dorchak
Mr. Hovsepian

Meetings Held in 2022	3

Each member of the Nominating and Corporate Governance Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing standards.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	Identifying individuals qualified to become Board members and recommending to the Board director nominees for election, including nominees to be elected or reelected as directors at each annual meeting of stockholders;

●	Recommending to the Board director nominees for each committee of the Board;

●	Evaluating whether any position held or proposed to be held by any director represents or would represent a conflict-of-interest with such director’s membership on the Company’s Board or any committee thereof;
●	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and periodically reviewing and monitoring performance against such guidelines and recommending any changes thereto; and

●	Overseeing the Company’s policies and practices regarding the ESG program, matters and initiatives, including risks and opportunities related to climate change.

Strategic Partnerships and Transactions Committee

Chair	Mr. Hovsepian

Members	Mr. Calderoni
Ms. Dorchak
Mr. Vijayaraghavan

Meetings Held in 2022	3

Each member of the Strategic Partnerships and Transactions Committee is independent as such term is defined in Rule 5605 of the Nasdaq listing standards.

Our Strategic Partnerships and Transactions Committee is responsible for, among other things:

●	Overseeing the execution of strategic partnerships and transactions; and

●	Reviewing, assessing, recommending and approving mergers, acquisitions, dispositions, investments, joint ventures, strategic collaborations and partnerships or similar transactions or arrangements proposed by the Company’s management in accordance with the strategic transaction approval matrix approved by the Board and the Strategic Partnerships and Transactions Committee as it may be modified from time to time.

Director Nomination Process

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee. In recommending candidates, the Nominating and Corporate Governance Committee considers persons recommended by directors, officers, and third party consultants or search firms. The Nominating and Corporate Governance Committee generally provides the third party consultant or search firm with guidance as to the background, skills and abilities, that the Nominating and Corporate Governance Committee is seeking in potential candidates, and the search firm identifies candidates for the Nominating and Corporate Governance Committee’s consideration.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates. The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders, who are evaluated in the same manner as other director nominees. A stockholder submitting a prospective nominee for election to the Board should follow the procedures described under “Stockholder Proposals and Nominations for the 2024 Annual Meeting” in this proxy statement.

22     2023 Ansys Proxy Statement

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a prospective director candidate to be nominated. However, in identifying potential candidates, it assesses an individual’s background, skills and abilities, and whether such characteristics qualify the individual to fulfill the needs of the Board at that time, and focuses on individuals with certain qualifications, including skills in leadership, technology, risk management, financial acumen, and domestic and global business development. The Nominating and Corporate Governance Committee does not have a specific diversity policy with respect to identifying director candidates, however, it considers diversity in skills, abilities, industry knowledge, and experience, as well as self-identified diversity characteristics, including, gender, race and ethnicity, in reviewing potential candidates.

The process described above was followed with respect to the identification and evaluation of Ms. Bramley as a director candidate in 2022. Ms. Bramley was first introduced to the Nominating and Corporate Governance Committee as a potential nominee by a third-party search firm engaged by the committee.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the Nasdaq listing standards. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Attendance at the 2022 Annual Meeting

We do not have a policy with respect to directors’ attendance at our annual meeting of stockholders, but directors are encouraged to attend. Of the nine directors serving at the time of our 2022 annual meeting, six attended such meeting.

2023 Ansys Proxy Statement     23

NON-EMPLOYEE DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each non-employee director will receive the cash and equity compensation described below for Board service. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting as directors with other Company business, such as meeting with investors and potential officer and director candidates, as well as continuing director education.

Non-employee director compensation, including cash retainers for Board and committee service and equity grants, is reviewed annually by the Compensation Committee and the Board. Our independent executive compensation consulting firm, Compensia, supports the Compensation Committee by providing detailed benchmarks of non-employee director compensation at peer companies, historical non-employee director compensation at the Company, and guidance regarding market trends and policies of proxy advisory firms, among other information. Non-employee director compensation is subject to the approval of the Board, upon the recommendation of the Compensation Committee.

Cash Compensation

In February 2022 the Compensation Committee recommended that the Board approve, and in March 2022 the Board approved, the following cash fees for our non-employee directors effective on January 1, 2022:

●	$40,000 per year for service as a Board member;

And, in addition to the cash fee retainer above:

●	$100,000 per year for service as the Chairman of the Board;

●	$40,000 per year for service as Chair of the Audit Committee;

●	$35,000 per year for service as Chair of the Compensation Committee;

●	$20,000 per year for service as Chair of the Nominating and Corporate Governance Committee;

●	$15,000 per year for service as Chair of the Strategic Partnerships and Transactions Committee;

●	$15,000 per year for service as a member of the Audit Committee or of the Compensation Committee (not including the committee chairs); and

●	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee or of the Strategic Partnerships and Transactions Committee (not including the committee chairs).

With respect to the Strategic Partnerships and Transactions Committee, in any one year, measured from annual meeting of stockholders to annual meeting of stockholders, a member will receive $1,000 for every telephonic meeting and $1,500 for every in-person meeting in excess of eight meetings.

Equity Compensation

Immediately following the annual meeting of stockholders in 2022, each then-serving non-employee director was granted a Restricted Stock Unit (“RSU”) award having a value of $300,000. In connection with Mr. Hovsepian’s strong leadership of and service to the Board, for 2022, the Board approved a grant of RSUs having a value of $350,000 to Mr. Hovsepian rather than the $300,000 in RSUs awarded to other directors. In addition, on December 15, 2022, Ms. Bramley received a prorated annual RSU award in connection with her election to the Board on such date.

The annual RSU awards will generally vest upon the earlier of one year after grant or the next annual meeting of stockholders, subject to accelerated or prorated vesting under certain circumstances such as death or disability or change in control of the Company. Shares of our common stock will generally be issued at, or shortly following, the vesting of the RSUs. The grant date market value for determining the number of shares of common stock subject to each RSU award is the average closing price per share of the Company’s common stock over the 20 trading days immediately preceding and including the grant date.

Prior to 2016, certain of our non-employee directors were granted deferred stock units (“DSUs”) as part of our director compensation program. In 2016, our Compensation Committee approved a plan to allow our non-employee directors to diversify DSUs held by them, subject to the Director Stock Ownership Guidelines described below. Since November 1, 2016, non-employee directors have been permitted to individually choose whether to retain all or part of their DSUs or to elect another investment alternative, such as an index or mutual fund or funds. This program is subject in all respects to our Director Stock Ownership Guidelines, meaning that directors would only be permitted to diversify DSUs held in excess of the required minimum ownership guidelines.

Our employee directors do not receive additional compensation for service on the Board.

Director Stock Ownership Guidelines

Non-employee directors are required to satisfy minimum stock ownership guidelines. Under these guidelines, non-employee directors are required to own equity in the form of common stock or DSUs of the Company equal to a minimum of five times the annual cash retainer. This ownership requirement is competitive with the practices of our peer group. Each non-employee director is required to maintain this minimum amount throughout his or her

24     2023 Ansys Proxy Statement

tenure as a member of our Board. New Board members have five years to attain this minimum stock ownership level. In 2022, each non-employee director had met their stock ownership guidelines or is on track to do so by the end of the applicable five-year period. Our current Corporate

Governance Guidelines containing these stock ownership guidelines are available on the investor relations section of our website https://investors.ansys.com/ on the “Governance Documents” page under the “Governance” tab.

DIRECTOR COMPENSATION TABLE FISCAL YEAR 2022

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Total ($)

Claire Bramley	$2,475	$121,783	$124,258

Robert M. Calderoni	$80,000	$281,300	$361,300

Anil Chakravarthy	$55,000	$281,300	$336,300

Glenda Dorchak	$69,175	$281,300	$350,475

Jim Frankola	$56,125	$281,300	$337,425

Alec D. Gallimore	$55,000	$281,300	$336,300

Ronald W. Hovsepian	$175,000	$328,141	$503,141

Barbara V. Scherer	$78,875	$281,300	$360,175

Ravi Vijayaraghavan	$80,000	$281,300	$361,300

(1) Dr. Gopal has been omitted from this table because he receives no compensation for serving on our Board. Dr. Gopal’s compensation as President and CEO for fiscal 2022 is detailed in the “Fiscal 2022 Compensation Tables” section of this proxy statement. Ms. Bramley commenced service as a director on December 15, 2022.

(2) The values set forth in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair values of the RSU awards are computed based upon the closing price per share of our common stock on the date of grant. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be realized by the non-employee directors.

(3) Except for Mr. Hovsepian and Ms. Bramley, all other directors listed in the table received an annual equity award of 1,105 RSUs on May 13, 2022. Mr. Hovsepian received an annual equity award of 1,289 RSUs on May 13, 2022. Ms. Bramley received a prorated annual RSU award of 491 RSUs on December 15, 2022 in connection with her election to the Board on such date. As of December 31, 2022, the number of RSUs held by each director was as follows: Ms. Bramley, 491; Mr. Calderoni, 1,105; Dr. Chakravarthy, 1,105; Ms. Dorchak, 1,105; Mr. Frankola, 1,105; Dr. Gallimore, 1,105; Mr. Hovespian, 1,289; Ms. Scherer, 1,105; and Mr. Vijayaraghavan, 1,105.

PROPOSAL 2	Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee of the Board has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2023. During the fiscal year ended December 31, 2022, Deloitte & Touche LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Ansys and our stockholders. At the 2023 Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte & Touche LLP will be present at the 2023 Annual

Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider the appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

2023 Ansys Proxy Statement     25

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the overall plan and results of the audit with that accounting firm, reviews with management and that accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal control over financial reporting and accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees procedures for addressing complaints and anonymous employee submissions and related controls, and oversees the Company’s risk management policies and practices.

With respect to 2022, the Audit Committee:

●	reviewed and discussed the audited financial statements with the Company’s management;

●

discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the Critical Audit Matters; and

●

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee annually reviews Deloitte & Touche LLP’s independence and performance in connection with the Audit Committee’s determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

●

Deloitte & Touche LLP’s historical and recent performance on the audit, including input from those employees with substantial contact with Deloitte & Touche LLP throughout the year about Deloitte & Touche LLP’s quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the engagement by Deloitte & Touche LLP and its audit team;

●	the quality and candor of Deloitte & Touche LLP’s communications with the Audit Committee and management;

●	external data relating to audit quality and performance, including recent PCAOB reports on Deloitte & Touche LLP;

●	Deloitte & Touche LLP’s independence;

●	Deloitte & Touche LLP’s global capabilities, technical expertise, and knowledge of the Company’s global operations and industry;

●	the appropriateness of Deloitte & Touche LLP’s fees, on both an absolute basis and as compared to its peer firms and the fees charged to other public software company peers;

●

Deloitte & Touche LLP’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting; and

●	Deloitte & Touche LLP’s capability and expertise in handling the breadth and complexity of our global operations, including the Company’s acquisitions; and digital transformation initiatives.

Based on this evaluation, the Audit Committee considers Deloitte & Touche LLP well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where we operate. The Audit Committee believes that Deloitte & Touche LLP is independent and that it is in the best interests of the Company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2023.

Audit Committee

Jim Frankola, Chair

Claire Bramley

Glenda Dorchak

Alec D. Gallimore

Barbara V. Scherer

26     2023 Ansys Proxy Statement

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Ansys under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Independent Registered Accounting Firm Services and Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2022 and 2021, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2022	2021

Audit fees	$1,270,000	$1,137,079

Audit-related fees	$591,618	$1,217,210

Tax fees	$717,597	$879,639

All other fees	$0	$0

Total	$2,579,215	$3,233,928

“Audit fees” in 2022 and 2021 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our annual reports on Form 10-K and for the review of the financial statements included in our quarterly reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-related fees” in 2022 and 2021 consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and internal controls, including financial and tax due diligence related to business acquisitions.

“Tax fees” in 2022 and 2021 consisted of fees billed for tax compliance, consultation and planning services. Tax fees in 2022 did not exceed aggregate audit and audit-related fees paid to Deloitte & Touche LLP, and $576,450 of the tax fees incurred in 2022 related to tax return preparation services. Tax fees in 2021 did not exceed aggregate audit and audit-related fees paid to Deloitte & Touche LLP, and $812,208 of the tax fees incurred in 2021 related to tax return preparation services.

All of the services described above related to audit fees, audit-related fees, and tax fees performed by Deloitte & Touche LLP in 2022 and 2021 were pre-approved by our Audit Committee in accordance with the pre-approval policy and procedures adopted by our Audit Committee and in effect for those fiscal years. The policy required that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter be submitted to the Audit Committee for approval. Any request for audit, audit-related, tax and other services not contemplated during the quarterly approval process were submitted to the Audit Committee for specific pre-approval and did not commence until such approval had been granted.

The Audit Committee is required to pre-approve all services provided by the independent auditor to assure that these services do not impair the independence of the auditor. Unless the type of service is both on a list of pre-approved services and within the quarterly and per service dollar limits established by the procedures, such service will require the specific pre-approval by the Audit Committee. Under the procedures, the Audit Committee can delegate its responsibility to specifically pre-approve certain permitted services to a member or members of the Audit Committee. Any pre-approval granted by delegates must be reported to the Audit Committee at its next scheduled meeting.

2023 Ansys Proxy Statement     27

PROPOSAL 3	Advisory Approval of the Compensation of Our Named Executive Officers

As required by Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the related narratives appearing in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. At our 2017 annual meeting, our stockholders voted to hold an advisory vote on the compensation of our named executive officers on an annual basis and we have submitted an advisory vote on the compensation of our named executive officers to our stockholders at each annual meeting since that time. Subject to this year’s advisory approval of the frequency of the advisory approval of the compensation of our named executive officers (Proposal 4), we anticipate continuing to hold an advisory vote on the compensation of our named executive officers on an annual basis (with the next one occurring in 2024).

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders.

We believe that our executive compensation program is effective in achieving our objective of attracting and retaining top-level talent.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2023 Annual Meeting:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2023 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the

Compensation Discussion and Analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

28     2023 Ansys Proxy Statement

OUR EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 28, 2023.

Name	Age	Title

Ajei S. Gopal	61	President and Chief Executive Officer

Nicole Anasenes	49	Senior Vice President and Chief Financial Officer

Shane Emswiler	48	Senior Vice President, Products

Walt Hearn	43	Senior Vice President of Worldwide Sales and Customer Excellence

Janet Lee	59	Senior Vice President, General Counsel and Secretary

Ajei S. Gopal Biographical information for Dr. Gopal is set forth in “Proposal 1: Election of Three Class III Directors for Three-Year Terms– Director Nominees.”

Nicole Anasenes has served as Ansys’ Chief Financial Officer since 2021. Previously, Ms. Anasenes served as Senior Vice President of Ansys in 2020 and was a member of the Company’s Board of Directors from 2018 until 2020. From 2016 until 2020, Ms. Anasenes served as Chief Financial Officer and Chief Operating Officer of Squarespace, Inc., which sells subscription software to help customers establish and manage their online presence and stores. From 2013 to 2015, she served as Chief Financial Officer of Infor, a cloud application software company. Before joining Infor, from 2002 to 2013, she worked at IBM in various leadership positions in corporate finance, M&A and market development.

Shane Emswiler has served as Ansys’ Senior Vice President of Products since 2020. From 2019 to 2020, he was Ansys’ Senior Vice President and General Manager, Physics business units. He also previously served as Vice President of Ansys’ mechanical, fluids and electronics business units from 2017 until 2019. From 2010 until 2017, he served as Vice President and General Manager of Ansys’ electronics business unit. Prior to this, Mr. Emswiler served as Chief Financial Officer of Ansoft Corporation, a company acquired by Ansys in 2008.

Walt Hearn has served as Ansys’ Senior Vice President, Worldwide Sales & Customer Excellence since February 2023 and previously served as Vice President, Worldwide Sales & Customer Excellence from 2022 to 2023. From 2019 to 2022, he was Ansys’ Vice President of Sales, America & Israel. From 2007 to 2018, Walt held various positions within Ansys including Area Director, Regional Sales Director, and Account Manager.

Janet Lee has served as Ansys’ Senior Vice President, General Counsel and Secretary since February 2023 and previously served as Vice President, General Counsel and Secretary from 2017 to 2023. From 2010 to 2017, she was the Vice President, Legal and Intellectual Property, at HERE Technologies, a mapping technology company. Prior to this, from 2007 to 2010, she held positions of increasing responsibility at Nokia Corporation, including as a Director for Legal and Intellectual Property supporting the Nokia Research Center and Vice President for Legal and Intellectual Property matters for services. Prior to Nokia Corporation, Ms. Lee served as an Assistant General Counsel at America Online, Inc.

2023 Ansys Proxy Statement     29

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) section describes the compensation of our named executive officers. Our named executive officers for the year ended December 31, 2022 are:

●	Ajei S. Gopal, President and Chief Executive Officer;

●	Nicole Anasenes, Senior Vice President and Chief Financial Officer;

●	Shane Emswiler, Senior Vice President, Products;

●	Janet Lee, Senior Vice President, General Counsel and Secretary; and

●	Richard Mahoney, Former Senior Vice President of Worldwide Sales and Customer Excellence.

Ms. Lee was promoted to senior vice president in 2023. Information regarding her compensation throughout 2022 reflects her prior position as vice president.

Mr. Mahoney voluntarily departed from the Company effective May 5, 2022.

Overview of Compensation Program & Philosophy

Paying for performance is the guiding principle of Ansys’ total rewards strategy. Our philosophy is to target total compensation for an effective performer at or near the 50th percentile of the relevant market, with the opportunity to earn above or below target compensation based on achieved results. However, for a superior performer, Ansys’ philosophy is to provide opportunities for total compensation that is influenced by the upper quartile of the market data.

Our Compensation Committee structures total compensation paid to our named executive officers to be reasonable, competitive and principally performance-based. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees of the Company.

Fiscal 2022 Financial Highlights

We reported GAAP revenue of $2,065.6 million for the year ended December 31, 2022, an increase of 8% in reported currency and 14% in constant currency*, when compared to the year ended December 31, 2021. We also reported non-GAAP revenue* of $2,072.9 million for the year ended December 31, 2022, an increase of 7% in reported currency and 13% in constant currency, when compared to the year ended December 31, 2021. We reported GAAP diluted earnings per share of $5.99 for fiscal 2022 compared to $5.16 for fiscal 2021. Non-GAAP diluted earnings per share was $7.99* for fiscal 2022 compared with $7.37* for fiscal 2021. ACV was $2,031.7 million*, an increase of 9% in reported currency and 14% in constant currency when compared to fiscal 2021. GAAP operating margin was 28.7% and non-GAAP operating margin was 42.0%* and deferred revenue and backlog was $1,416.8 million at December 31, 2022, an increase of 13% over December 31, 2021. Financial results included operating cash flow of $631.0 million for 2022 compared to $549.5 million for 2021.

2022 Say-on-Pay Vote

Approximately 88% of our stockholders voting on the 2022 Say-on-Pay proposal approved the compensation of our named executive officers at our 2022 annual meeting. The Compensation Committee considered the results of the 2022 non-binding advisory Say-on-Pay proposal in connection with the discharge of its responsibilities regarding executive compensation and determined that the vote result did not indicate that the Compensation Committee should consider changes to the program based on such vote.

* Non-GAAP revenue, non-GAAP diluted earnings per share, non-GAAP operating margin and constant currency are non-GAAP measures. For additional information on non-GAAP revenue, non-GAAP diluted earnings per share, non-GAAP operating margin, and constant currency, please see Annex A: Non-GAAP Reconciliations. ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. For a description of ACV, see the section titled “Performance Metrics for Regular-Cycle 2022 PSU Awards” in this proxy statement.

30     2023 Ansys Proxy Statement

Executive Compensation Best Practices

Our Compensation Committee has implemented best practices in executive compensation, including the following:

What We Do	What We Don’t Do

Performance-based cash and equity incentives	No “single trigger” change in control payments and benefits

Significant portion of executive compensation at risk based on Company performance	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

Clawback provision on performance-based compensation	No tax gross-ups for change in control payments and benefits

Stock ownership guidelines for directors and senior management	No repricing or replacing of underwater options without stockholder approval

Caps on performance-based cash and equity incentive compensation	No hedging or pledging of Company securities by directors, officers and employees

100% independent directors on the Compensation Committee	No current dividends paid on unvested equity awards

Independent compensation consultant engaged by the Compensation Committee	No excessive risk-taking with compensation incentives

Annual review and approval of our compensation strategy

Limited perquisites

2023 Ansys Proxy Statement     31

Our 2022 Executive Compensation Program

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles and stockholder interests. Listed below are the components of our regular-cycle 2022 executive compensation program.

Equity	Performance-Based Restricted Stock Units (PSUs)

●  Total stockholder return (TSR) PSUs: Objective performance measure based on TSR relative to the Nasdaq Composite Index over a three-year cumulative performance period

●  Generally vest at the end of the three-year cumulative performance period, contingent upon continued employment through the end of such period

●  Operating Metric PSUs: Objective performance measure based on ACV and adjusted operating cash flow measured over three consecutive one-year performance periods

●  Generally vest at the end of the third one-year performance period, contingent upon continued employment through the end of such period

	Time-Based Restricted Stock Units (RSUs)	● Generally vest ratably over a three-year period while employed

Cash	Base Salary	● Generally eligible for increases annually
Performance Bonus

●  Target performance bonus ranges from 60% to 150% of a named executive officer’s base salary

●  May earn 0% to 200% of target bonus based on performance metrics of non-GAAP revenue and non-GAAP operating income, and individual performance

●  Cash bonuses paid annually, if earned

Objectives of Our Compensation Program

The main objective of our executive compensation program is for such program to serve as an integral part of a competitive total rewards package to attract, retain and incent qualified executive officers who will lead us to long-term success and enhance stockholder value based on the balanced attainment of short-term performance objectives and long-term strategic goals. Each element of our compensation program supports these objectives.

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel and other advisors to assist in the evaluation of executive officer compensation. The Compensation Committee periodically reviews its independent executive compensation consulting firm, and also verifies annually the independence of any firm used to provide such support. The Compensation Committee directly engaged Compensia to conduct an executive compensation market analysis and review of our short-term cash and long-term equity incentive practices to confirm they align with market practices. Compensia reviewed and advised on all principal aspects of our 2022 executive compensation program, including:

●	Assisting in developing a peer group of publicly traded companies to be used to help assess the competitiveness of executive compensation;

●	Assisting in confirming a competitive compensation framework;
●	Meeting regularly with the Compensation Committee to review all elements of executive compensation, including the competitiveness of our executive compensation program;

●	Assisting in reviewing director compensation, including the competitiveness of our director compensation program;

●	Assisting in the competitive assessment of the short-term cash and long-term equity incentive plans designs;

●	Assisting in the risk assessment of our compensation program; and

●	Assisting with the pay versus performance analysis.

Outside of its services to the Compensation Committee, Compensia provides no other services to us. The Compensation Committee evaluated the independence of Compensia and determined that it is independent. The Compensation Committee also determined that Compensia’s work for the Company in 2022 did not raise any conflicts of interest.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee works in close collaboration with the full Board on executive compensation matters. The Compensation Committee has

32     2023 Ansys Proxy Statement

a practice of informing and consulting with the full Board concerning the establishment of performance goals and objectives for our CEO, Dr. Gopal, evaluating our CEO’s performance in light of such goals and objectives, and determining the CEO’s compensation based on that evaluation. Dr. Gopal serves on our Board but recuses himself from any deliberations about his compensation.

For 2022, Dr. Gopal prepared an analysis for the Compensation Committee recommending each element of compensation to be paid to all other executive officers. The Compensation Committee considered his recommendations, along with a competitive market analysis prepared by Compensia, in approving the compensation of our other executive officers.

In addition to Dr. Gopal and Compensia, our Human Resources team provides advice, analysis and recommendations to our Compensation Committee.

Peer Group Considerations

Our peer group of companies used for compensation benchmarking purposes was recommended by Compensia. In July 2021, Compensia conducted a formal review of our peer group for 2022. Based on the analysis, two companies were removed from our peer group (Aspen Technology, Inc. and Guidewire Software, Inc.) and four companies were added to our peer group (DocuSign, Inc., HubSpot, Inc., Twilio Inc. and VMware, Inc.).

Peer company selection criteria include:

●	U.S.-based, publicly traded companies in the software industry, with a focus on companies that develop engineering simulation and other highly technical and innovative software products;

●	Comparable revenue size (0.5x to 2.5x our revenue); and

●	Comparable market capitalization (0.3x to 3.0x our market capitalization).

Following the application of this selection criteria, the list of companies was refined based on organic revenue growth, profitability, peers identified by ISS and companies naming Ansys as a peer.

The peer group used to assess the competitiveness of our 2022 compensation consisted of the following companies:

2022 Peer Group

Akamai Technologies, Inc.	ServiceNow, Inc.

Autodesk, Inc.	Splunk Inc.

Cadence Design Systems, Inc.	Synopsis, Inc.

Citrix Systems Inc.	Twilio Inc.

DocuSign, Inc.	Tyler Technologies, Inc.

HubSpot, Inc.	Veeva Systems, Inc.

Nuance Communications, Inc.	Verisign, Inc.

Paycom Software, Inc.	VMware, Inc.

PTC Inc.	Workday, Inc.

We ranked at the 41st percentile on revenue, 49th percentile on 30-day average market cap, 25th percentile on number of employees and 95th percentile on operating margin within this group when Compensia conducted the analysis in August 2021.

Components of Compensation Program and Fiscal 2022 Compensation

Our executive compensation program consists of the following principal components:

●	Base salary;

●	Performance-based cash bonus;

●	Performance-based and time-based equity awards in the form of PSUs and RSUs; and

●	Severance and change in control-related payments and benefits.

We also provide our employees, including our executive officers, with comprehensive employee benefit programs such as, in the United States, medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, financial planning and other plans and programs made available to eligible employees generally.

We emphasize performance-based, variable incentive compensation over fixed compensation, such as base salary. Each element of compensation is chosen in order to attract, incent, and retain the necessary executive talent and to reward corporate performance by creating a balance between shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

●	Performance against corporate, individual and organizational objectives for the fiscal year;

●	Importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

●	Contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentives to deliver certain objective elements of corporate financial performance over specified time periods, we also include an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they make throughout the year.

The allocation of an executive officer’s compensation among each of the compensation components is based on the Compensation Committee’s evaluation of a competitive market analysis, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. While our Compensation Committee does not have a formula for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term performance-based compensation, historically our Compensation Committee has allocated a greater percentage of an executive’s total compensation to equity.

2023 Ansys Proxy Statement     33

The charts below show the pay mix of our CEO and other NEOs (excluding Mr. Mahoney)* for 2022:

* Mr. Mahoney is not included in the “Other NEOs” graphic above due to his voluntary departure from Ansys on May 5, 2022.

Base Salaries

We pay base salaries to attract talented executives and to provide a fixed base level of cash compensation. Base salaries for executive officers are individually determined by the Compensation Committee after consideration of:

●	The officer’s role, level of responsibility, leadership and experience;

●	Employee retention;

●	Internal equity considerations;

●	External competitiveness of the officer’s base salary and overall total compensation (as compared to the peer group for similar positions, if applicable); and

●	Individual performance.

There are generally three reasons for adjustments to our executives’ base salaries: annual increases, promotions or change in role, and market adjustments. The Compensation Committee considers base salary increases for our executive officers annually, based on the factors described above. The Compensation Committee’s review of these factors is subjective, and no fixed value or weight is assigned to any specific factor when making salary decisions.

2022 Base Salaries

The table below sets forth the 2022 annual base salaries for our named executive officers:

Named Executive Officer	2022 Base Salary	% Increase from 2021

Ajei S. Gopal	$850,000	3.0%

Nicole Anasenes	$456,187	3.0%

Shane Emswiler	$391,703	3.0%

Janet Lee	$375,000	7.4%

Richard Mahoney*	$428,930	3.0%

* Mr. Mahoney voluntarily departed from the Company effective May 5, 2022.

Base salary increases reflect annual adjustments based on peer group market data provided by Compensia, the recommendations of Dr. Gopal (other than with respect to his own base salary), and individual performance. Ms. Lee’s 2022 base salary increase was intended to bring her salary more in line with the market median.

Performance Based Cash Bonuses

A key compensation objective is to have a significant portion of each named executive officer’s compensation tied to our performance. In support of this objective, we generally provide annual performance-based cash bonuses for our named executive officers, based on achievement against corporate and individual performance objectives established at the beginning of the calendar year. Performance-based cash bonuses are designed to reward executives based on the achievement of our financial goals as well as individual performance goals tied to the executive’s functional role. Executives are assigned a target bonus opportunity each year. Actual bonus awards are calculated based on our financial performance during the

34     2023 Ansys Proxy Statement

year and achievement of individual performance results, which are considered on a qualitative basis. At the beginning of 2022, the Board approved the performance objectives for the Company that the Compensation Committee and Dr. Gopal used to design our named executive officers’ cash bonus opportunity for 2022. The Compensation Committee determined and approved both individual and Company metrics.

The Compensation Committee determined that non-GAAP revenue and non-GAAP operating income were the appropriate financial performance metrics to measure short term company performance. The weightings of non-GAAP revenue, non-GAAP operating income and individual performance to determine the overall performance based annual cash bonus are set forth in the tables below.

2022 Annual Incentive Plan: Metric Weighting

	Non-GAAP Revenue	Non-GAAP Operating Income	Individual Results*

CEO	42.5%	42.5%	15%

Other Named Executive Officers	37.5%	37.5%	25%

2022 Annual Incentive Plan: Financial Metric

Non-GAAP Revenue Performance ($ in millions)

Achievement Level	Amount	+/-Target	Payout as % of Target

Maximum	$2,282.5	110%	200%

Target	$2,075.0	100%	100%

Threshold	$1,867.5	90%	50%

Non-GAAP Operating Income Performance ($ in millions)

Achievement Level	Amount	+/-Target	Payout as % of Target

Maximum	$946.9	110%	200%

Target	$860.8	100%	100%

Threshold	$774.7	90%	50%

* Performance ranges from 0 to 200% on this metric as determined by the Compensation Committee.

Payouts as a percentage of target are subject to straight line interpolation to the extent that the performance metrics are achieved between the percentage levels outlined in the tables above.

Non-GAAP revenue is calculated in accordance with GAAP for the year ended December 31, 2022, and then adjusted to include revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations closed prior to 2022. For the purpose of calculating performance for compensation, non-GAAP revenue is further adjusted to reflect results at planned foreign currency exchange rates.

Non-GAAP operating income is calculated in accordance with GAAP for the year ended December 31, 2022 and then adjusted to (i) include revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations closed prior to 2022, (ii) exclude stock-based compensation expense and excess payroll taxes related to stock-based awards, (iii) exclude amortization expense associated with intangible assets acquired in business combinations and (iv) exclude expenses related to business combinations. For the purpose of calculating performance for compensation, non-GAAP operating income is further adjusted to reflect results at planned foreign currency exchange rates.

The individual results are determined for each of our named executive officers by using qualitative metrics that are established at the beginning of the fiscal year. The Compensation Committee reviews and approves the CEO’s qualitative metrics, which are aimed at implementing the Company’s strategic objectives. The CEO then leads a discussion with the Compensation Committee about the qualitative metrics of the named executive officers, which are intended to implement the CEO’s goals and the primary areas of focus of the relevant functional duties. Each qualitative goal of the named executive officers approved by the Compensation Committee takes into account the strategic priorities of the Company and the most impactful way in which the relevant business unit or function can meet the Company’s overall targets.

The Compensation Committee believes these qualitative individual metrics are challenging, yet attainable. Due to their long-term strategic nature, and for competitive harm reasons, we do not disclose details of the goals tied to the individual metrics or actual results. We believe that the threshold individual goals have been established at levels that should be appropriately difficult to attain, and that the target individual goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Achievement of the maximum individual goals are considered to be stretch goals given current market conditions. In the past three years, individual performance metric results have averaged 165% in 2022, 184% in 2021, and 163% in 2020 for our NEOs. For the named executive officers, the qualitative metrics for 2022 included operational improvements to support the business as it scales, talent acquisition diversity objectives to attract, retain and promote diverse top talent, successful completion of acquisitions and partnerships in line with strategic objectives and the seamless integration of newly acquired companies, enhancing core technologies and extending adjacent technologies, and strengthening investor engagement.

2023 Ansys Proxy Statement     35

2022 Target Performance Based Cash Bonus Opportunities

The target annual cash bonus opportunities for our named executive officers are expressed as a percentage of their respective base salaries. The table below shows the target bonus amount for each named executive officer as a percentage of base salary and as a corresponding cash amount:

Named Executive Officer	2022 Target Bonus as % of Salary	2022 Target Cash Bonus Opportunity*
Ajei S. Gopal	150%	$1,265,625
Nicole Anasenes	75%	$339,649
Shane Emswiler	75%	$291,638
Janet Lee	60%	$221,105
Richard Mahoney	100%	$425,807

* Except for Mr. Mahoney, amounts shown relate to base earnings for 2022 as shown in the Salary column of the 2022 Summary Compensation Table. Mr. Mahoney’s 2022 Target Cash Bonus Opportunity relates to his 2022 annualized earned salary had he not voluntarily departed the Company on May 5, 2022.

2022 Actual Performance Based Cash Bonus Payments

We achieved the following results as it relates to the 2022 Performance Based Cash Bonus metrics:

2022 Executive Incentive Plan: Metrics

Non-GAAP Revenue Performance ($ in millions)

Target Amount	Achievement Amount	+/- Target

$2,075.0	$2,173.6	104.8%

Non-GAAP Operating Income Performance ($ in millions)

Target Amount	Achievement Amount	+/- Target

$860.8	$931.3	108.2%

36     2023 Ansys Proxy Statement

The calculations used to determine the 2022 Performance Based Cash Bonus amounts earned by each NEO are shown in the following table:

Named Executive Officer	Metric	Weighting	Achievement Level	Payout as % of Target	Weighted Achievement Level	Total Payout as % of Target
Ajei S. Gopal	Non-GAAP Revenue	42.5%	104.8%	147.5%	62.7%	164.7%
	Non-GAAP Operating Income	42.5%	108.2%	181.9%	77.3%
	Individual	15.0%	*	164.7%	24.7%
Nicole Anasenes	Non-GAAP Revenue	37.5%	104.8%	147.5%	55.3%	164.8%
	Non-GAAP Operating Income	37.5%	108.2%	181.9%	68.2%
	Individual	25.0%	*	165.0%	41.3%
Shane Emswiler	Non-GAAP Revenue	37.5%	104.8%	147.5%	55.3%	164.8%
	Non-GAAP Operating Income	37.5%	108.2%	181.9%	68.2%
	Individual	25.0%	*	165.0%	41.3%
Janet Lee	Non-GAAP Revenue	37.5%	104.8%	147.5%	55.3%	164.8%
	Non-GAAP Operating Income	37.5%	108.2%	181.9%	68.2%
	Individual	25.0%	*	165.0%	41.3%
Richard Mahoney	Non-GAAP Revenue	37.5%	104.8%	–%	–%	–%
	Non-GAAP Operating Income	37.5%	108.2%	–%	–%	–%
	Individual	25.0%	–%	–%	–%

* After a review of each NEO’s performance in 2022, the Compensation Committee approved each NEO’s achievement level based on their individual performance relative to their functional position goals and other factors.

** In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his right to receive any 2022 Performance Based Cash Bonus payout.

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As a result of individual performance results reflected above, the Compensation Committee awarded cash bonuses in the following amounts:

Named Executive Officer	2022 Cash Bonus Paid	2022 Cash Bonus Paid as % of Salary*	2022 Cash Bonus Paid as % of Target*

Ajei S. Gopal	$2,084,485	247.1%	164.7%

Nicole Anasenes	$559,656	123.6%	164.8%

Shane Emswiler	$480,547	123.6%	164.8%

Janet Lee	$364,326	98.9%	164.8%

Richard Mahoney	$—	N/A	N/A

* Rounded to the nearest tenth percent. Amounts shown relate to base earnings for 2022 as shown in the Salary column of the 2022 Summary Compensation Table.

In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his right to receive any 2022 Performance Based Cash Bonus payout.

Long-Term Equity Compensation

Our executive compensation program includes stock-based awards, the value of which depend on our stock performance and other performance measures, which are intended to drive strong long-term performance. The stock-based awards consist of PSUs and time based RSUs.

PSUs align our executive officers’ pay to our financial performance based on specific metrics. The Compensation Committee determined that ACV, adjusted operating cash flow, and a metric based on our TSR compared to the return on the Nasdaq Composite Index (the “Index”) were the appropriate metrics to measure longer term company performance for purposes of the 2022 regular-cycle three-year PSUs, as they provided a balance of short-term and long-term growth and profitability to drive long-term stockholder value.

RSUs offer value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with the compensation practices of our peer companies. For the reasons described above, we believe that the combination of PSUs and RSUs motivates and helps retain our valued executive officers.

The Compensation Committee, in consultation with our CEO (other than with respect to his own compensation), determines the size, mix, material terms and metrics (in the case of PSUs) of equity awards granted to each of our executive officers. The Committee takes into consideration factors such as the scope of the named executive officer’s role and, responsibilities, competitive market data provided by Compensia, individual performance and retention risk.

Similar to previous years, the Compensation Committee decided to grant equal amounts of regular-cycle PSU (measured at a target award level) and RSU awards for 2022. Each named executive officer received 50% of their long-term equity compensation in the form of RSUs and 50% of their long-term equity compensation in the form of PSUs. 20% of the PSUs are based on a performance metric measured against the Company’s three-year relative TSR (the “TSR PSUs”) and 80% of the PSUs are based on metrics related to the Company’s financial performance (the “Operating Metric PSUs”).

In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited all of his outstanding unvested equity awards, including the 2022, 2021 and 2020 PSUs, 2022 RSUs, and 2019 Special PSUs described below.

Performance Metrics for Regular-Cycle 2022 PSU Awards

For the 2022 TSR PSUs, similar to previous years, the Compensation Committee will measure our TSR compared to the Index at the end of a three-year cumulative performance period ending December 31, 2024. The TSR calculation will be based upon the return of the 10-trading day average price of the Company and the Index preceding the start of the performance period (January 1, 2022) and the return of the 10-trading day average price at the end of the relevant period (December 31, 2024). The 2022 TSR PSUs will be earned at 100% if our TSR equals the return of the Index at the end of the cumulative three-year performance period.

The target award will be reduced by three percentage points for each percentage point by which the return of the Index exceeds our TSR and will be reduced to zero percent if the return of the Index exceeds our TSR by more than twenty-five percentage points. If we have a negative TSR but it is still higher than the Index, a maximum of 100% of the target may be earned.

The target award will be increased by four percentage points for each percentage point by which our TSR exceeds the return of the Index, up to a maximum of two hundred percent (200%) of the target award.

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For purposes of illustration, the performance assessment is as follows:

Sample Ansys Total Stockholder Return	Sample Performance Measurement Index	Difference between Sample Ansys TSR and Index	2022 Performance Multiplier

40	15	+25	200%

40	30	+10	140%

40	40	0	100%

40	42	-2	94%

40	56	-16	52%

40	65	-25	25%

40	70	-30	0%

-10	-20	+10	100%

-10	-5	-5	85%

Please see “Grants of Plan-Based Awards in Fiscal 2022 Table” for additional information about these equity awards.

For the Operating Metric PSUs, three, one-year sub-performance periods are used to measure performance against annual goals that are determined by the Compensation Committee at the beginning of the relevant year. At the end of each sub-performance period, performance against the pre-established goals is measured and certified. Earned shares for each one-year sub-performance period will vest at the end of the three-year performance period, with payment being contingent upon the named executive officer’s continued employment through the vesting date.

For the 2022 sub-performance period of the 2020, 2021, and 2022 Operating Metric PSUs, the Compensation Committee selected ACV and adjusted cash flow, as described below.

ACV is a financial metric for which there is no comparable GAAP measure. This metric is calculated as follows:

●	The annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus

●	the value of perpetual license contracts with start dates during the period, plus

●	the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus

●	the value of work performed during the period on fixed-deliverable services contracts.

To arrive at adjusted ACV, we calculated ACV for the year ended December 31, 2022 and then adjusted to reflect results at planned foreign currency exchange rates.

Adjusted operating cash flow was calculated in accordance with GAAP for the year ended December 31, 2022, and then adjusted to reflect results at planned foreign currency exchange rates.

The goals for the 2022 sub-performance period within each of the 2020, 2021 and 2022 Operating Metric PSUs are based on the attainment of adjusted ACV and the attainment of adjusted operating cash flow as outlined below. The number of PSUs earned between levels will be determined through straight-line interpolation. The goals for any remaining sub-performance periods will be disclosed after the end of the applicable sub-performance period.

Adjusted ACV ($ in millions)		< 1,920.0	1,939.2	1,959.4	1,979.6	1,999.8	2,020.0	2,031.3	2,042.7	2,054.0	2,088.0	2,105.0
Adjusted Operating Cash Flow ($ in millions)	$622.9	0%	70%	85%	100%	125%	150%	175%	175%	175%	200%	200%
	$601.5	0%	55%	70%	85%	100%	125%	150%	175%	175%	200%	200%
	$580.0	0%	40%	55%	70%	85%	100%	125%	150%	175%	200%	200%
	$558.5	0%	36%	50%	63%	77%	90%	125%	150%	175%	200%	200%
	$537.1	0%	32%	44%	56%	68%	80%	112%	135%	175%	200%	200%
	$515.6	0%	24%	33%	42%	51%	60%	100%	120%	157%	180%	200%
	$494.2	0%	0%	0%	0%	0%	0%	0%	0%	140%	160%	180%
	<$494.2	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

2023 Ansys Proxy Statement     39

2022 PSU Awards

Each named executive officer received 50% of their target long-term equity compensation in the form of PSUs, 80% of which are Operating Metric PSUs and 20% of which are TSR PSUs as described above.

Named Executive Officer	# of RSUs Received in 2022	# of PSUs Received in 2022 (at target)

Ajei S. Gopal	32,792	32,791

Nicole Anasenes	8,119	8,118

Shane Emswiler	8,119	8,118

Janet Lee	3,903	3,903

Richard Mahoney	8,119	8,118

TSR Metric

As described above, the 2022 TSR PSUs are based on our TSR as compared to the return of the Index at the end of a three-year performance period ending December 31, 2024.

Operating Metric

In 2022, we achieved adjusted ACV of $2,120.0 million and adjusted operating cash flow of $675.2 million resulting in a payout at 200% of target for the 2022 sub-performance period for each of the 2022, 2021 and 2020 Operating Metric PSUs. In the case of the 2022 Operating Metric PSUs, the underlying shares for the first sub-performance period will vest three years from the grant date contingent upon the named executive officer’s continued employment through the vesting date.

2022 RSU Awards

Each named executive officer received 50% of their target long-term equity compensation in the form of RSUs, which generally vest ratably on the first, second, and third anniversaries of the grant date.

2020 and 2021 PSU Awards

TSR Metric

The 2020 TSR PSUs were paid out following the end of a three-year period ended December 31, 2022. The TSR calculation was based upon the return of the 10-trading day average price of the Company and the Index preceding the start of the performance period (January 1, 2020) and the return of the 10-trading day average price at the end of the performance period (December 31, 2022). For the 2020 TSR PSUs, the results were as follows:

	Beginning Average	Ending Average	Result

Ansys TSR	$256.98	$238.79	(7.08)%

Index TSR	$8,930.94	$10,499.30	17.56%

Under the terms of the award, the target award is reduced by three percentage points for each percentage point by which the return of the Index exceeds our TSR and is reduced to zero percent if the return of the Index exceeds our TSR by twenty-five percentage points or more. For the three-year period ended December 31, 2022, the Company’s TSR underperformed the Index by 24.6 percentage points, resulting in a payout of 26.0% of target for the 2020 TSR PSUs.

This resulted in the following share payouts to our NEOs:

Named Executive Officer	Number of Shares of Common Stock

Ajei S. Gopal	1,166

Nicole Anasenes*	N/A

Shane Emswiler	289

Janet Lee	149

Richard Mahoney**	N/A

* Ms. Anasenes was not an employee at the time the 2020 TSR PSUs were granted.

** In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his right to receive the 2020 TSR PSU payout in 2022.

The 2021 TSR PSUs measure our TSR as compared to the Index at the end of a three-year period ending December 31, 2023 and will pay out, if earned, following the end of that period.

Operating Metric

Under the terms of the 2020 Operating Metric PSUs, the 2022 third sub-performance period was earned at 200% based on the performance scale described above. Upon the completion of the performance period for this award, the following shares were paid out for the three sub-performance periods:

Named Executive Officer	Number of Shares of Common Stock

Ajei S. Gopal	28,895

Nicole Anasenes*	N/A

Shane Emswiler	7,165

Janet Lee	3,829

Richard Mahoney**	N/A

* Ms. Anasenes was not an employee at the time the 2020 Operating Metric PSUs were granted.

** In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his right to receive the 2020 Operating Metric PSU payout in 2022.

For the 2021 Operating Metric PSU awards, the 2022 second sub-performance period was earned at 200% based on the performance scale described above. The underlying shares for the second sub-performance period will be earned on December 31, 2023, contingent upon the named executive officer’s continued employment through such date and certification of the performance results.

2019 Special PSU Awards

As described in our 2020 proxy statement, in November 2019 the Compensation Committee approved a long-term PSU grant (“Special PSUs”) to a group of key executives including Dr. Gopal, Mr. Emswiler and Mr. Mahoney. In December 2020, in connection with Ms. Anasenes joining the Company’s management team as Senior Vice President, Ms. Anasenes also received a Special PSUs grant.

40     2023 Ansys Proxy Statement

The size of the target award granted to each of these executives was as follows:

Executive	Target Award (dollar value at grant)	Target Award (number of shares)
Ajei S. Gopal	$7.3 million	31,638
Nicole Anasenes	$2.1 million	6,090
Shane Emswiler	$3.1 million	13,559
Richard Mahoney	$3.1 million	13,559

A three-step process determined final payouts for these awards. First, the number of Special PSUs to be earned was based on achievement of 2022 reported ACV. Second, any payout based on ACV was subject to downward adjustment based on the three-year average reported non-GAAP operating margin. Third, any payout percentage based on the first two steps was further subject to upward or downward adjustment based on certain individual performance criteria.

In the first payout determination step, the preliminary achievement percentage was calculated based on our 2022 reported ACV as compared to the scale below. In 2022, we achieved reported ACV of $2,031.7 million, resulting in an initial percentage of 107.9% of the target number of Special PSUs being earned.

ACV Year Ended (December 31, 2022)	Initial Number of Earned Special PSUs (as percentage of Target Award)

<$ 1.80 billion	0%

$1.80 billion	50%

$2.00 billion	100%

≥$2.20 billion	150%

In the second payout determination step, the initial percentage of the earned target number of Special PSUs was subject to downward adjustment based on the three-year average reported non-GAAP operating margin. This modifier only applied if the three-year average non-GAAP operating margin percentage as reported in our public filings for 2020, 2021 and 2022 was less than 40%, based on the scale below. Our three-year average non-GAAP operating margin percentage was 42%, therefore, no modifier was applied.

Non-GAAP Operating Margin	Modifier

≥40%	100%

39%	95%

38%	90%

37%	85%

36%	80%

35%	75%

< 35%	0%

In the third payout determination step the Compensation Committee considered certain individual qualitative factors in the areas of sales and marketing, product and research and development and human capital management to further adjust the payout amount upwards by 10%.

Based on the three determination steps above, the following shares were paid out in connection with the Special PSUs:

Named Executive Officer	Percentage of Target Award Earned	Number of Shares of Common Stock
Ajei S. Gopal	118.7%	37,554
Nicole Anasenes	118.7%	7,228
Shane Emswiler	118.7%	16,094
Richard Mahoney*	N/A	N/A

* In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his right to receive the Special PSUs payout in 2022.

Other Compensation Policies and Information

Employee Benefits and Perquisites

Employee benefits are provided to all eligible employees, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include, in the United States, medical, dental and vision insurance, health savings account, a 401(k) retirement plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other programs.

We provide limited perquisites to our executives. We have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives that are not generally available to other eligible employees, other than as provided under the Executive Severance Plan and the CEO’s employment agreement, details of which are included below under “Employment, Severance and Change in Control Agreements.” In addition, we pay for the cost of financial planning services provided by a third party to assist our executives with managing complex investment, tax, legal and estate planning matters so that the executives can remain focused on our business priorities rather than personal financial concerns. While we pay for the cost of this voluntary benefit, the executive is responsible for the taxes on the value of this benefit.

Stock Ownership Guidelines

The Board believes that directors and senior officers should hold a meaningful financial stake in the Company to further align their interests with those of our stockholders and to build an ownership mentality among our senior employees. As a result, the Board has adopted stock ownership guidelines for senior management. As of December 31, 2022, each of the named executive officers was in compliance with our stock ownership guidelines or was on track to do so by the end of the applicable five-year period. The Board most recently reviewed these guidelines as of October 2022, and no changes were made.

2023 Ansys Proxy Statement     41

Executive Officer Stock Ownership Guidelines

Chief Executive Officer	5x Annual Salary

Senior Vice Presidents	3x Annual Salary

Vice Presidents (Executive)	2x Annual Salary

Equity Counted towards Requirement	common stock owned through direct purchase or vesting of equity compensation

Timeframe for Compliance	5 years

Delegation Authority

Under the terms of the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”), the Compensation Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, certain duties or powers under the 2021 Plan, including by authorizing one or more officers of the Company to designate employees to be recipients of awards and determine the size of such awards (provided that the Compensation Committee may not delegate such authority with respect to awards granted to the Company’s executive officers or directors).

Pursuant to such delegation authority and the terms of the ANSYS, Inc. Amended and Restated Equity Grant Policy, the Compensation Committee has authorized the CEO to grant awards of restricted stock units (including both time-based and performance-based) to employees of the Company, other than executive officers.

Clawback of Compensation

Under our Corporate Governance Guidelines, if our Board determines, in its sole discretion, that our financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board has the discretion to use commercially reasonable best efforts to remedy the misconduct and prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus or other performance-based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains from equity-based awards made, to any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence with respect to compensation paid or awarded in the preceding three years if an executive violates the terms of a non-competition agreement with the Company. We expect in 2023 to review and revise our policies in connection with final rules regarding recovery of erroneously awarded compensation as promulgated by the SEC and Nasdaq in 2022 and 2023, respectively.

Anti-Hedging and Anti-Pledging Policy

Under our Insider Trading Policy and Procedures, no director, executive officer, or employee may at any time purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, puts, calls, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities that are (i) granted to them by us as part of their compensation or (ii) held, directly or indirectly, by them.

Directors and executive officers are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our named executive officers, except as provided in our Executive Severance Plan and the CEO’s employment agreement. Our U.S.-based employees, including the executives, are eligible to participate in our 401(k) plan or that of one of our subsidiaries. In any plan year, we will contribute to each participant a matching contribution as follows: a dollar-for-dollar match for the first 3% an employee contributes to their 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our executive officers.

Employment, Severance and Change in Control Agreements

Our executive officers do not have employment agreements with us except in the case of our CEO as described below.

Dr. Gopal Employment Agreement

We entered into an employment agreement with Dr. Gopal on August 29, 2016 (the “Gopal Agreement”), pursuant to which Dr. Gopal’s employment was for an initial term of one year and annually automatically renews for additional one-year periods unless either party elects not to renew on 60 days prior written notice or the employment is earlier terminated by either party.

Under the terms of the Gopal Agreement, in the event that Dr. Gopal’s employment with us is terminated by us without “Cause” or as a result of his resignation with “Good Reason,” (each as defined in the Gopal Agreement) Dr. Gopal will be entitled to (i) receive an amount equal to two times the sum of his then effective base salary plus his target bonus, payable over 24 months in equal installments, (ii) in certain circumstances, a monthly payment would be made by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination and (iii) the period of time during which Dr. Gopal may exercise his vested stock options shall be extended to the longer of (x) three months after his date of termination or (y) seven days after the commencement of our first open trading window that occurs after the date of termination, but in no event later than the 10-year expiration date of such options.

42     2023 Ansys Proxy Statement

If a termination under such circumstances occurs during the period beginning 60 days prior to the effective date of a definitive agreement that will result in a change in control and ending 18 months after the consummation (closing) of a change in control, then, in lieu of the benefits described in the foregoing paragraph, Dr. Gopal will be entitled to (a) the amounts described in clause (i) above, which will be paid in a lump sum in certain circumstances rather than over 24 months, (b) the acceleration and vesting of all outstanding stock options or other stock-based awards held by Dr. Gopal, subject to any performance or metric-based requirements set forth therein which shall be separately determined as set forth in the applicable award agreement and (c) in certain circumstances, a monthly payment by us of an amount equal to the employer health insurance contribution amount that would have been paid in respect of Dr. Gopal for at most 24 months following such termination.

Dr. Gopal has agreed to be subject to certain non-competition, non-solicitation and non-hire provisions during the term of his employment and for 24 months following the termination of his employment, subject to certain limited exceptions.

Executive Severance Plan

In 2010, we adopted the ANSYS, Inc. Executive Severance Plan, which was amended in 2014, (the “Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. The Executive Severance Plan applies to all named executive officers with the exception of Dr. Gopal whose severance terms are set forth in the Gopal Agreement.

Pursuant to the Executive Severance Plan, covered executives whose employment with us is terminated for any reason other than for cause, death or disability will receive a lump-sum severance payment equal to the sum of six months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as 12 months’ health and welfare benefits and outplacement services up to $15,000. In the event the employment of a covered executive is terminated for any reason other than for cause, death or disability, or by the covered executive with good reason, in either case within 18 months after a change in control of the Company, the covered executive will (a) receive a lump-sum severance payment equal to the sum of 12 months’ base salary and target bonus and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, (b) receive 12 months’ health and welfare benefits and outplacement services up to $15,000 and (c) have all outstanding stock based awards accelerate and become fully vested and non-forfeitable as of the date of such termination of employment.

Our executive equity award agreements also provide for “double- trigger” vesting (a change in control and qualifying employment termination).

In all cases, receipt of severance payments is conditioned on the timely execution of an appropriate release of claims on the part of the terminated executive.

For additional information regarding our change in control severance arrangements, see “Potential Payments Upon Termination or Change in Control Under Employment or Other Agreements Table.”

Our Compensation Committee has implemented these arrangements to protect the interests of our senior executives when a potential change in control could affect our executives’ job security, authority or compensation, and believes that these arrangements help us recruit and retain executive-level talent. These change in control severance arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board and stockholders that is not related to such concerns. In the event employment is terminated for reason of death or disability, all unvested RSUs will become immediately vested. Unvested PSUs will vest, as scheduled, on a prorated basis, based on the achievement of the applicable metrics.

2023 Ansys Proxy Statement     43

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2022 with management and based on such review and discussion, has recommended to our Board of Directors that the CD&A be included in our proxy statement for the 2023 Annual Meeting and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Compensation Committee

Robert M. Calderoni, Chair

Anil Chakravarthy

Ronald W. Hovsepian

Ravi Vijayaraghavan

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Ansys under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION POLICIES AND PRACTICES RELATED TO RISK MANAGEMENT

The Compensation Committee, with the assistance of Compensia, assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and employees, with particular attention to risks related to the Company’s use of, and degree of use of, equity and incentive-based compensation as a portion of the total compensation paid to the executive officers. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse impact on us in the future.

Our Compensation Committee considered the following elements of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

●	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

●	Our performance-based cash bonus awards are based, in part, on the achievement of at least two quantitative performance measures, thus diversifying the risk associated with any single indicator of performance.

●	Awards under our performance-based cash bonus programs are based on overall performance and qualitative individual goals that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based solely on Company financial performance against established metrics.

●	Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or-nothing” approach, which could engender excessive risk taking.

●	We award our executives PSUs that are earned based, in part, on the performance of our common stock over a cumulative three-year period providing them with strong incentives to increase stockholder value over the long-term. Pay-outs under this plan are capped at 200% of target to prevent excessive compensation or risk taking on the part of the participants.

●	Our Compensation Committee determines achievement levels under the Company’s performance-based cash bonus program in its discretion after reviewing Company and executive performance and which program similarly caps pay-outs to prevent excessive compensation or risk-taking.

●	We maintain a robust clawback policy.

●	We maintain anti-hedging and anti-pledging policies.

●	Our executive stock ownership policy requires executives to hold shares of stock equal to a minimum of two or three times their base salary, or, in the case of our CEO, equal to a minimum of five times his base salary. Executives must attain the levels described above within five years of becoming subject to this policy.

44     2023 Ansys Proxy Statement

FISCAL 2022 COMPENSATION TABLES

2022 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total
Ajei S. Gopal, President and Chief Executive Officer	2022	$843,750	$312,609	$18,915,491	$1,771,876	$28,772	$21,872,498
	2021	$825,000	$309,375	$15,431,959	$1,666,345	$27,955	$18,260,634
	2020	$818,750	$247,500	$12,276,512	$719,483	$27,288	$14,089,533
Nicole Anasenes, Senior Vice President and Chief Financial Officer	2022	$452,865	$140,275	$4,190,965	$419,381	$28,772	$5,232,258
	2021	$439,675	$164,878	$2,495,961	$470,150	$27,705	$3,598,369
	2020	$74,439	–	$4,449,571	–	$538	$4,524,548

Shane Emswiler, Senior Vice President, Products	2022	$388,851	$120,447	$4,784,231	$360,100	$11,987	$5,665,616
	2021	$366,480	$103,072	$4,341,080	$391,882	$11,650	$5,214,164
	2020	$312,995	$91,417	$2,939,182	$185,028	$10,833	$3,539,455
Janet Lee, Senior Vice President, General Counsel and Secretary	2022	$368,509	$91,316	$2,231,789	$273,010	$28,772	$2,993,396
	2021	$346,495	$77,961	$2,034,172	$296,409	$27,493	$2,782,530
	2020	$336,402	$63,538	$1,784,660	$154,321	$27,288	$2,366,209

Richard Mahoney, Former Senior Vice President, Worldwide Sales and Customer Excellence	2022	$147,002	$–	$4,833,564	$–	$11,987	$4,992,553
	2021	$413,406	$206,703	$4,722,909	$589,413	$11,650	$5,944,081
	2020	$401,365	$151,616	$3,859,449	$306,870	$11,288	$4,730,588

(1) Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2022 that is tied to individual results as described in more detail in “Compensation Discussion and Analysis.”

(2) The values set forth in this column are based on the aggregate grant date fair values of RSU and PSU awards granted and computed in accordance with FASB ASC Topic 718. The amounts shown in the table reflect the target grant date fair values of the PSUs. The grant date fair values of RSUs and Operating Metric PSUs are computed based upon the closing price per share of Ansys’ common stock on the date of grant. The grant date fair values of TSR PSUs are computed using a Monte Carlo simulation model. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 14 of the 2022 Form 10-K.

In the event of maximum payout, the aggregate grant date fair values for the PSUs reflected in the 2022 rows of this column would be:

Name	2022 TSR PSU Award	2022 Operating Metric PSU Award – 2022 Tranche	2021 Operating Metric PSU Award – 2022 Tranche	2020 Operating Metric PSU Award – 2022 Tranche

Ajei S. Gopal	$3,947,129	$5,530,405	$3,828,401	$3,784,760

Nicole Anasenes	$976,851	$1,369,319	$900,652	N/A

Shane Emswiler	$976,851	$1,369,319	$1,148,584	$938,600

Janet Lee	$469,466	$658,412	$382,650	$484,480

Richard Mahoney	$976,851	$1,369,319	$1,125,814	$1,060,036

These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual values that may be realized by the named executive officers.

Due to Mr. Mahoney’s voluntary departure on May 5, 2022, Mr. Mahoney forfeited all of his outstanding unvested equity awards.

(3) Reflects the portion of the total Performance Based Cash Bonus paid to the named executive officers for 2022 that is tied to Company financial performance metrics as described in more detail in “Compensation Discussion and Analysis.”

(4) 2022 amounts for each of Dr. Gopal, Ms. Anasenes and Ms. Lee consist of $11,987 in contributions to the 401(k) plan and $16,785 for financial planning. 2022 amounts for each of Messrs. Emswiler and Mahoney consist of $11,987 in contributions to the 401(k) plan.

2023 Ansys Proxy Statement     45

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022 TABLE
Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ajei S. Gopal, President and Chief Executive Officer	(1)	2/16/22	$537,891	$1,075,781	$2,151,562
	(2) 3/3/2022	2/16/22				2,099	8,744	17,488				2,765,203
	(3) 3/3/2022	2/16/22				1,640	6,558	13,116				1,973,565
	(4) 3/3/2022	2/16/22							32,792			10,370,142
	(5) 3/3/2021	2/16/22				1,453	6,053	12,106				1,914,201
	(6) 3/3/2020	2/16/22				1,436	5,984	11,968				1,892,380
Nicole Anasenes, Senior Vice President and Chief Financial Officer	(1)	2/16/22	$127,369	$254,737	$509,474
	(2) 3/3/2022	2/16/22				520	2,165	4,330				684,660
	(3) 3/3/2022	2/16/22				406	1,623	3,246				488,426
	(4) 3/3/2022	2/16/22							8,119			2,567,553
	(5) 3/3/2021	2/16/22				342	1,424	2,848				450,326
Shane Emswiler, Senior Vice President, Products	(1)	2/16/22	$109,365	$218,729	$437,458
	(2) 3/3/2022	2/16/22				520	2,165	4,330				684,660
	(3) 3/3/2022	2/16/22				406	1,623	3,246				488,426
	(4) 3/3/2022	2/16/22							8,119			2,567,553
	(5) 3/3/2021	2/16/22				436	1,816	3,632				574,292
	(6) 3/3/2020	2/16/22				356	1,484	2,968				469,300
Janet Lee, Senior Vice President, General Counsel and Secretary	(1)	2/16/22	$82,915	$165,829	$331,658
	(2) 3/3/2022	2/16/22				250	1,041	2,082				329,206
	(3) 3/3/2022	2/16/22				195	780	1,560				234,733
	(4) 3/3/2022	2/16/22							3,903			1,234,285
	(5) 3/3/2021	2/16/22				145	605	1,210				191,325
	(6) 3/3/2020	2/16/22				184	766	1,532				242,240
Richard Mahoney, Former Senior Vice President, Worldwide Sales and Customer Excellence(8)	(1)	2/16/22	$159,678	$319,355	$638,710
	(2) 3/3/2022	2/16/22				520	2,165	4,330				684,660
	(3) 3/3/2022	2/16/22				406	1,623	3,246				488,426
	(4) 3/3/2022	2/16/22							8,119			2,567,553
	(5) 3/3/2021	2/16/22				427	1,780	3,560				562,907
	(6) 3/3/2020	2/16/22				402	1,676	3,352				530,018

(1) Amount represents the portion of the Performance Based Cash Bonus that is tied to Company financial performance metrics as described in more detail in “Compensation Discussion and Analysis.”

(2) Amount represents a grant of Operating Metric PSUs under the 2021 Plan, which are earned based on achievement of adjusted ACV and adjusted operating cash flow for fiscal 2022 only. Goals for the 2023 and 2024 annual sub-performance periods will be established in the first quarter of each relevant year.

(3) Amount represents a grant of TSR PSUs under the 2021 Plan earned based on the achievement of a relative TSR goal over a three-year performance period.

(4) Amount represents a grant of time-based RSUs under the 2021 Plan with a three-year ratable vesting schedule on each anniversary date of the date of grant.

(5) Amount represents a grant of Operating Metric PSUs under the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Predecessor Plan”) for which the operating metric goals are established in the first quarter of each year within the three-year performance period. The Compensation Committee established adjusted ACV and adjusted operating cash flow as the operating metric goal for the 2022 tranche of the 2021 PSU awards on February 16, 2022.

(6) Amount represents a grant of Operating Metric PSUs under the Predecessor Plan for which the operating metric goals are established in the first quarter of each year within the three-year performance period. The Compensation Committee established adjusted ACV and adjusted operating cash flow as the operating metric goal for the 2022 tranche of the 2020 PSU awards on February 16, 2022.

(7) The values set forth in this column reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

(8) In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his 2022 Performance Based Cash Bonus, and his outstanding unvested equity awards, including 2022, 2021 and 2020 PSUs and 2022 RSUs.

46     2023 Ansys Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022 TABLE
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ajei S. Gopal, President and Chief Executive Officer	208,882			95.09	8/31/2026					(2)
						7,480	1,807,093			(3)
						15,134	3,656,223			(4)
						32,792	7,922,219			(5)
						37,554	9,072,671			(6)
						28,895	6,980,743			(7)
						1,166	281,694			(8)
						24,212	5,849,377	12,110	2,925,655	(9)
								9,080	2,193,637	(10)
						17,488	4,224,926	34,978	8,450,335	(11)
								13,116	3,168,694	(12)
Nicole Anasenes, Senior Vice President and Chief Financial Officer						2,030	490,428			(13)
						7,228	1,746,213			(14)
						3,561	860,302			(4)
						8,119	1,961,469			(5)
						5,696	1,376,097	2,850	688,532	(9)
								2,136	516,036	(10)
						4,330	1,046,085	8,660	2,092,169	(11)
								3,246	784,201	(12)
Shane Emswiler, Senior Vice President, Products						1,855	448,149			(3)
						4,540	1,096,819			(4)
						8,119	1,961,469			(5)
						16,094	3,888,149			(6)
						7,165	1,730,992			(7)
						289	69,820			(8)
						7,264	1,754,910	3,632	877,455	(9)
								2,724	658,091	(10)
						4,330	1,046,085	8,660	2,092,169	(11)
								3,246	784,201	(12)

Footnotes on following page.

2023 Ansys Proxy Statement     47

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022 TABLE
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (19)
Janet Lee, Senior Vice President, General Counsel and Secretary						958	231,443			(3)
						1,514	365,767			(4)
						3,903	942,926			(5)
						3,698	893,400			(7)
						149	35,997			(8)
						131	31,648			(15)
						2,420	584,648	1,212	292,807	(9)
								908	219,364	(10)
						2,082	502,990	4,164	1,005,981	(11)
								1,560	376,880	(12)
Richard Mahoney, Former Senior Vice President, Worldwide Sales and Customer Excellence(16)

(1) Determined based on the closing price per share of the Company’s common stock on December 30, 2022 ($241.59).

(2) Amount represents a grant of time-based stock options on December 30, 2016 under the Predecessor Plan with a four-year ratable vesting schedule on each anniversary date of the date of grant.

(3) Amount represents a grant of time-based RSUs on March 3, 2020 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(4) Amount represents a grant of time-based RSUs on March 3, 2021 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(5) Amount represents a grant of time-based RSUs on March 3, 2022 under the 2021 Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(6) Amount represents a grant on November 1, 2019 of Special PSUs under the Predecessor Plan. The performance conditions applicable to the Special PSUs were achieved as of December 31, 2022 as follows: Dr. Gopal, 118.7% and Mr. Emswiler, 118.7%. The award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2023.

(7) Amount represents a grant on March 3, 2020 of Operating Metric PSUs under the Predecessor Plan. The performance conditions applicable to each tranche were achieved as of December 31, 2022 as follows: 2020 tranche 82.9%, 2021 tranche 200%, 2022 tranche 200%. The award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2023.

(8) Amount represents a grant on March 3, 2020 of TSR PSUs under the Predecessor Plan. The performance conditions applicable to the PSUs were achieved as of December 31, 2022, resulting in a payout of 26% of target. The award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2023.

(9) Amount represents a grant on March 3, 2021 of Operating Metric PSUs under the Predecessor Plan. The “Number of Shares or Units of Stock That Have Not Vested” column includes Operating Metric PSUs for which the performance conditions of the 2021 and 2022 tranches have been achieved at 200% and 200%, respectively. The award continues to be subject to the three-year vesting requirement contingent on a grantee’s continued employment through the end of such period. The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column includes the maximum Operating Metric PSUs that could vest under the performance conditions of the 2023 tranche. The 2023 tranche has not been achieved and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year period.

48     2023 Ansys Proxy Statement

(10) Amount represents maximum payout of a grant on March 3, 2021 of TSR PSUs under the Predecessor Plan. The performance period of the PSUs is for a three-year cumulative period and the performance conditions will not be achieved until the end of such three-year performance period and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(11) Amount represents a grant on March 3, 2022 of Operating Metric PSUs under the 2021 Plan. The “Number of Shares or Units of Stock That Have Not Vested” column includes Operating Metric PSUs for which the performance conditions of the 2022 tranche have been achieved at 200%. The award continues to be subject to the three-year vesting requirement contingent on a grantee’s continued employment through the end of such period. The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column includes the maximum Operating Metric PSUs that could vest under the performance conditions of the 2023 and 2024 tranches. The 2023 and 2024 tranches have not been achieved and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year period.

(12) Amount represents maximum payout of a grant on March 3, 2022 of TSR PSUs under the 2021 Plan. The performance period of the PSUs is for a three-year cumulative period and the performance conditions will not be achieved until the end of such three-year performance period and will remain unvested until the Compensation Committee certifies achievement of the goals after the end of the three-year performance period.

(13) Amount represents a grant of time-based RSUs on December 8, 2020 under the Predecessor Plan with a three-year ratable vesting schedule on each anniversary of the date of grant.

(14) Amount represents payout of a grant on December 8, 2020 of Special PSUs under the Predecessor Plan. The performance conditions applicable to the Special PSUs were achieved as of December 31, 2022 at 118.7%. The award remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2023.

(15) Amount represents a grant on February 16, 2021 of Operating Metric PSUs under the Predecessor Plan. The performance conditions for these Operating Metric PSUs have been achieved at 100%. The 2020 Operating Metric PSUs remained unvested until the Compensation Committee fully certified achievement of the goals and payment in the first quarter of 2023.

(16) In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited all of his outstanding unvested equity awards.

2023 Ansys Proxy Statement     49

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2022 TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ajei S. Gopal, President and Chief Executive Officer			65,720	$21,092,634
Nicole Anasenes, Senior Vice President and Chief Financial Officer			3,810	$1,060,014
Shane Emswiler, Senior Vice President, Products			16,722	$5,292,112
Janet Lee, Senior Vice President, General Counsel and Secretary			10,933	$3,513,999
Richard Mahoney, Former Senior Vice President, Worldwide Sales and Customer Excellence			23,462	$7,536,485

50     2023 Ansys Proxy Statement

Except as otherwise provided, the following table sets forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, or a “change in control” of Ansys, or a change in the named executive officer’s position, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described in “Compensation Discussion and Analysis.”

The table assumes that employment termination and/or the change in control occurred on December 30, 2022 and a valuation of our common stock based on its closing market price per share on December 30, 2022 of $241.59. The table also assumes that each named executive officer will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described in “Compensation Discussion and Analysis.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL UNDER EMPLOYMENT OR OTHER AGREEMENTS TABLE*
Event	Ajei Gopal	Nicole Anasenes	Shane Emswiler	Janet Lee
Retirement
No Payments	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0
Termination without Cause and Involuntary Termination for Good Reason (other than related to a Change in Control) (1)
Cash Severance Payment	$1,700,000	$228,094	$195,852	$187,500
Annual Bonus at Target	$2,550,000	$513,210	$440,666	$337,500
Accelerated RSUs	$0	$0	$0	$0
Outplacement Services	$0	$15,000	$15,000	$15,000
Continued Health Care Benefits	$37,350	$21,788	$18,360	$18,360
Total	$4,287,350	$778,092	$669,878	$558,360
Death (2)
Accelerated RSUs	$13,385,536	$3,312,199	$3,506,437	$1,540,136
Prorated PSUs	$27,668,578	$4,471,106	$8,840,020	$2,184,457
Total	$41,054,114	$7,783,305	$12,346,457	$3,724,593
Disability (2)
Accelerated RSUs	$13,385,536	$3,312,199	$3,506,437	$1,540,136
Prorated PSUs	$27,668,578	$4,471,106	$8,840,020	$2,184,457
Total	$41,054,114	$7,783,305	$12,346,457	$3,724,593
Voluntary Termination and Termination for Cause
No Payments	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0
Change in Control with Termination (3)
Prorated Annual Cash Incentive Compensation	$2,550,000	$684,281	$587,555	$450,000
Accelerated Stock Options	$–	$0	$0	$0
Accelerated RSUs	$13,385,536	$3,312,199	$3,506,437	$1,540,136
PSUs (assumed at target)	$26,470,533	$4,722,843	$8,226,140	$2,216,588
Cash Severance Payment	$1,700,000	$456,187	$391,703	$375,000
Continued Health Care Benefits	$37,350	$21,788	$18,360	$18,360
Outplacement Services	$0	$15,000	$15,000	$15,000
Total	$44,143,419	$9,212,298	$12,745,195	$4,615,084

* In connection with his voluntary departure on May 5, 2022, Mr. Mahoney forfeited his right to receive any 2022 Performance Based Cash Bonus payout and all of his outstanding unvested equity awards and did not receive any additional payments or benefits in connection with his departure (other than unused vacation time).

(1) Dr. Gopal is the only named executive officer who receives severance benefits in the event he terminates employment with the Company for “Good Reason” (as defined in his employment agreement) unrelated to a change in control. A description of his employment agreement is included in “Compensation Discussion and Analysis – Post-Employment Compensation – Gopal Agreement.”

(2) The RSU and PSU award agreements provide that, in the event of death or disability, such awards will vest. In the case of the RSU awards, the awards will vest in full and, in the case of the PSUs awards, such awards will pro-rata vest and continue to be contingent upon the attainment of the performance goals as determined by the Compensation Committee after the end of the applicable performance period. 2021 and 2022 TSR PSUs are assumed at target.

(3) As described in “Compensation Discussion and Analysis – Post-Employment Compensation,” Dr. Gopal’s employment agreement and the Executive Severance Plan, in the case of the other named executive officers, provides for severance payments and benefits in connection with a termination without “Cause” by the Company or a termination for “Good Reason” (as defined in Dr. Gopal’s employment agreement and the Executive Severance Plan, as applicable) by the executive in connection with a change in control.

2023 Ansys Proxy Statement     51

2022 CEO PAY RATIO

The SEC requires disclosure of the annual total compensation of our President and CEO, Dr. Gopal, the annual total compensation of our “median employee” (determined by excluding our President and CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table.)

For fiscal 2022, the values are as follows:

●	Dr. Gopal’s annual total compensation – $21,872,498

●	Median employee’s annual total compensation – $116,670

●	Ratio of Dr. Gopal’s to the median employee’s annual total compensation – 187:1

We identified the median employee for purposes of our 2022 pay ratio disclosure using our employee population as of October 1, 2022, which date was within the last three months of our 2022 fiscal year. We identified the median employee by: (i) aggregating for each applicable employee (A) annual base salary for permanent employees as of October 1, 2022 (or for hourly employees, the hourly compensation rate multiplied by the target annual work schedule), (B) the target bonus for 2022, and (C) the accounting value of any equity awards granted during 2022, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Gopal, whether employed on a full-time, part-time, temporary, or seasonal basis. For non-permanent employees that joined the Company during 2022, annual salary rates were adjusted to account only for the portion of the year that they were employed by the Company. In determining our median employee, we did not use any of the permitted exemptions. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Dr. Gopal.

We calculated, using the rules applicable to calculate annual total compensation under the summary compensation table, the median employee’s annual total compensation for purposes of determining the ratio of Dr. Gopal’s annual total compensation to such median employee’s annual total compensation for 2022.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

52     2023 Ansys Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE
As required by new pay versus performance (“PVP”) rules adopted by the SEC in 2022 and in effect for the first time for this proxy statement, the following Pay Versus Performance table (“PVP Table”) provides
SEC-required
information about compensation for 2022 for this proxy statement’s named executive officers, as well as our named executive officers from our 2022 and 2021 proxy statements (each of 2020, 2021 and 2022, a “Covered Year,” and such named executive officers, the “NEOs”). The PVP Table also provides information about the results for certain measures of financial performance during
those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

●	The information in columns (b) and (d) of the PVP Table comes directly from our Summary Compensation Tables, without adjustment; and

●
As required by the SEC’s PVP rules, we describe the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable NEOs. However, these CAP amounts may not necessarily reflect the final compensation that our NEOs actually earned or walked away with for their service in the Covered Years, respectively.

As required by the SEC’s PVP rules, we provide information in the PVP Table below about our absolute total stockholder return (“TSR”) results, TSR results for a peer group of companies identified in the PVP Table, and our U.S. GAAP net income results during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, the peer group TSR or our U.S. GAAP net income results because those are not metrics used in our short-term or long-term incentive plans during the Covered Years. In addition, the peer group used for purposes of this PVP Table disclosure is substantially different than the comparator companies against which we evaluate relative TSR performance for our named executive officers for purposes of our PSU awards, as described above in our Compensation Discussion and Analysis.
Pay Versus Performance Table

PAY VERSUS PERFORMANCE
Year (a)	Summary Compensation Table Total for PEO (b)(1)	Compensation Actually Paid to PEO (c)(1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) (h)	Adjusted ACV (thousands) (i)(4)
					Total Shareholder Return (f)(3)	Peer Group Total Shareholder Return (g)(3)
2022	$21,872,498	$6,345,680	$4,720,955	$(2,022,048)	$93.85	$148.23	$523,710	$2,120,017
2021	$18,260,634	$30,494,209	$4,325,215	$7,025,221	$155.83	$194.20	$454,627	$1,873,994
2020	$14,089,533	$35,102,268	$4,235,180	$8,449,049	$141.33	$157.00	$433,887	$1,596,385
(1)
Dr. Gopal served as our principal executive officer (“PEO”) for the full year for each Covered Year. For 2022, our non-PEO
NEOs consisted of Nicole Anasenes, Shane Emswiler, Janet Lee, and Richard Mahoney. For 2021, our
non-PEO
NEOs consisted of Nicole Anasenes, Shane Emswiler, Janet Lee, Richard Mahoney, and Maria Shields. For 2020, our
non-PEO
NEOs consisted of Shane Emswiler, Nicole Anasenes, Richard Mahoney, and Maria Shields.
(2)

For each Covered Year, the values included in this column for the CAP to our PEO and the average CAP to our non-PEO
NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

2023 Ansys Proxy Statement     53

DR. GOPAL	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	$21,872,498	$18,260,634	$14,089,533
- aggregate change in actuarial present value of pension benefits	$–	$–	$–
+ service cost of pension benefits	$–	$–	$–
+ prior service cost of pension benefits	$–	$–	$–
- SCT “Stock Awards” column value	$(18,915,491)	$(15,431,959)	$(12,276,512)
- SCT “Option Awards” column value	$–	$–	$–
+ year-end fair value of equity awards granted in the Covered Year that are outstanding and unvested as of the Covered Year-end	$16,469,081	$20,482,912	$13,833,624
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	$(6,589,120)	$1,800,566	$9,433,176
+ vesting date fair value of equity awards granted and vested in the Covered Year end	$2,891,350	$5,546,687	$2,151,513
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the Covered Year	$(9,382,638)	$(164,631)	$7,870,934
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the Covered Year	$–	$–	$–
+ dollar value of dividends/earnings paid on equity awards in the Covered Year	$–	$–	$–
+ excess fair value for equity award modifications	$–	$–	$–
Compensation Actually Paid to PEO (column (c))	$6,345,680	$30,494,209	$35,102,268

AVERAGE FOR NON-PEO NEOS	2022	2021	2020
Average SCT Total for Non-PEO NEOs (column (d))	$4,720,955	$4,325,215	$4,235,180
- aggregate change in actuarial present value of pension benefits	$–	$–	$–
+ service cost of pension benefits	$–	$–	$–
+ prior service cost of pension benefits	$–	$–	$–
- SCT “Stock Awards” column value	$(4,010,137)	$(3,330,951)	$(3,650,409)
- SCT “Option Awards” column value	$–	$–	$–
+ year-end fair value of equity awards granted in the Covered Year that are outstanding and unvested as of the Covered Year-end	$2,544,158	$4,278,023	$3,867,188
+/- year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	$(1,050,107)	$468,892	$2,369,501
+ vesting date fair value of equity awards granted and vested in the Covered Year	$271,789	$1,262,004	$499,861
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the Covered Year	$(1,430,535)	$22,038	$1,127,728
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the Covered Year	$(3,068,171)*	$–	$–
+ dollar value of dividends/earnings paid on equity awards in the Covered Year	$–	$–	$–
+ excess fair value for equity award modifications	$–	$–	$–
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$(2,022,048)	$7,025,221	$8,449,049
* The awards valued at $3,068,171 belonged to Mr. Mahoney and failed to vest due to his voluntary departure from the Company on May 5, 2022.
(3)
For each of the Covered Years, total stockholder return for the Company and the peer group was calculated as the yearly percentage change in cumulative total stockholder return based on a deemed fixed investment of $100 at market close on December 31, 2019 and in accordance with Items 201(e) and 402(v) of Regulation S-K. For purposes of this pay versus performance disclosure, we used our industry peer group of seven companies (Autodesk, Inc., PTC, Inc., Cadence Design Systems, Inc., Synopsys, Inc., Altair Engineering, Inc., Aspen Technology, Inc., and Dassault Systemes SE).
Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)
For a description of how adjusted ACV is calculated for each of the Covered Years, see the section titled “Performance Metrics for Regular Cycle 2022 PSU Awards” in this proxy statement, the section titled “Performance Metrics for Regular Cycle 2021 PSU Awards” in our 2022 proxy statement and the section titled “Performance Metrics for Regular Cycle 2020 PSU Awards” in our 2021 proxy statement.

54     2023 Ansys Proxy Statement

Pay Versus Performance Relationships Descriptions
The following graphical comparisons provide descriptions of the relationships between certain figures included in the pay versus performance table for each of the Covered Years, including: (a) a comparison between our cumulative total stockholder return and the cumulative total stockholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO
NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the pay versus performance table.

While CAP for our PEO and non-PEO NEOs tracks closely to total stockholder return, we maintain a pay for performance compensation program under which target compensation opportunities are also linked to our performance, as illustrated by the following supplemental graph. For a more detailed and complete understanding of how our compensation program is tied to performance see the Compensation Discussion and Analysis in this year’s proxy.

2023 Ansys Proxy Statement     55

Tabular List
The following table lists the four financial performance measures that we believe represent the most important financial performance measures we use to link compensation actually paid to our NEOs for fiscal 2022 to our performance.

Adjusted ACV

Adjusted operating cash flow

Non-GAAP revenue

Non-GAAP operating income

56     2023 Ansys Proxy Statement

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be beneficial owners of more than five percent of our common stock as of March 14, 2023. The following information is based solely upon filings of Schedule 13Gs pursuant to the rules of the SEC.

Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent*

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	9,860,259(1)	11.36%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,795,807(2)	10.13%

* Based on 86,810,668 shares of common stock outstanding as of March 14, 2023.

(1) The information reported is based on Amendment No. 10 to Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2023 reporting beneficial ownership as of December 30, 2022. Of the shares beneficially owned, The Vanguard Group has sole power to vote with respect to zero shares, shared power to vote with respect to 119,826 shares, sole power to dispose of or direct disposition with respect to 9,511,287 shares, and shared power to dispose of or direct disposition with respect to 348,972 shares.

(2) The information reported is based on Amendment No. 15 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2023 reporting beneficial ownership as of December 31, 2022. Of the shares beneficially owned, BlackRock, Inc. has the sole power to vote with respect to 8,153,181 shares, the sole power to dispose of or direct disposition with respect to 8,795,807 shares and shared power to vote, dispose or direct disposition with respect to zero shares.

BlackRock, Inc. is a parent holding company for the following subsidiaries that own shares of our common stock: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

2023 Ansys Proxy Statement     57

Security Ownership of Our Management

The following table reflects the number of shares of our common stock beneficially owned (unless otherwise indicated) by (i) our named executive officers listed in the “Summary Compensation Table” of this proxy statement, (ii) directors and (iii) all of our directors and executive officers as a group, as of March 14, 2023, based upon their representations to the Company.

Shares Beneficially Owned
Beneficial Owner	Number (1)	Percent (1)

Ajei S. Gopal (2)	346,250	*

Nicole Anasenes	10,108	*

Shane Emswiler	6,713	*

Janet Lee	15,248	*

Richard Mahoney(3)	17,954	*

Claire Bramley (4)	491	*

Robert Calderoni (5)	3,323	*

Anil Chakravarthy (5)	1,569	*

Glenda Dorchak (5)	4,041	*

Jim Frankola (5)	2,705	*

Alec Gallimore (5)	5,218	*

Ronald Hovsepian (6)	32,642	*

Barbara Scherer (7)	12,449	*

Ravi Vijayaraghavan (5)	3,323	*

All Executive Officers and Directors as a group (14 persons) (8)	461,334	*

* Less than 1% of outstanding shares of common stock and based on 86,810,668 shares outstanding as of March 14, 2023.

(1) All amounts have been determined in accordance with Rule 13d-3 under the Exchange Act. A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days of March 14, 2023. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days of March 14, 2023 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of March 14, 2023, a total of 86,810,668 shares of Common Stock were issued and outstanding. None of the shares reported in the table have been pledged as security.

(2) Amount includes 27,284 DSUs and 208,882 shares of common stock issuable upon the exercise of stock options that are currently exercisable.

(3) Amount includes total shares of common stock beneficially owned as of May 5, 2022, the date Mr. Mahoney voluntarily departed the Company.

(4) Amount includes 491 shares of common stock issuable upon vesting of RSUs within 60 days of March 14, 2023.

(5) Amount includes 1,105 shares of common stock issuable upon vesting of RSUs within 60 days of March 14, 2023.

(6) Amount includes 21,523 DSUs and 1,289 shares of common stock issuable upon vesting of RSUs within 60 days of March 14, 2023.

(7) Amount includes 8,017 DSUs and 1,105 shares of common stock issuable upon vesting of RSUs within 60 days of March 14, 2023.

(8) Amount includes 56,824 DSUs, 208,882 shares of common stock issuable upon the exercise of stock options that are currently exercisable, and 9,515 RSUs that will vest within 60 days of March 14, 2023.

58     2023 Ansys Proxy Statement

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information as of December 31, 2022

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	1,887,027(3)	$94.52	5,817,741(4)
Equity Compensation Plans Not Approved by Security Holders(5)	677	$20.74	—
Total	1,887,704	$94.48	5,817,741

(1) These plans consist of the 2021 Plan, the Predecessor Plan, the Fourth Amended and Restated Employee Stock Purchase Plan (the “Fourth A&R ESPP”), and the ANSYS, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”).

(2) The weighted average exercise price does not take into account shares relating to PSUs, RSUs or DSUs, which have no exercise price.

(3) Includes 1,107,370 shares relating to outstanding time-based RSUs, 225,734 shares relating to outstanding stock options, 153,532 shares relating to outstanding unearned Operating Metric PSUs at maximum attainment, 69,462 shares relating to outstanding unearned TSR PSUs at maximum attainment, 274,105 shares relating to outstanding earned PSUs at actual attainment, and 56,824 shares relating to DSUs granted to non-employee directors. This number excludes 35,252 shares that were issued at the end of the most recent 2022 ESPP purchase period, which began on August 1, 2022 and ended on January 31, 2023, after the end of our 2022 fiscal year.

(4) Includes 5,067,741 shares that were available for future issuance under the 2021 Plan and 750,000 shares that were available for future issuance under the 2022 ESPP at the end of our 2022 fiscal year, including the 35,252 shares described in footnote 3 above with respect to the 2022 ESPP.

(5) Includes shares issuable pursuant to awards granted under the following plans associated with business acquisitions: the SpaceClaim Corporation 2005 Stock Incentive Plan (363 shares issuable upon the exercise of outstanding options; $24.42 weighted average exercise price), and the Gear Design Solutions, Inc. Stock Incentive Plan (314 shares issuable upon exercise of outstanding options; $12.26 weighted average exercise price). No additional awards may be granted under these assumed plans.

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PROPOSAL 4	Advisory approval of the frequency of the advisory approval of the compensation of our named executive officers

In addition to the advisory vote on the compensation of our named executive officers (Proposal 3), Section 14A of the Exchange Act also requires that we provide an opportunity for our stockholders to indicate how frequently we should hold the advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Frequency” proposal, is required to be held once every six years. We last held a Say-on-Frequency vote at our 2017 annual meeting. At that meeting, our stockholders voted in favor of holding annual advisory votes on the compensation of our named executive officers, and we have held a Say-on-Pay vote on an annual basis since that time. It is expected that the next Say-on-Frequency vote will occur at our 2029 annual meeting

After careful consideration, the Board and the Compensation Committee believe we should continue to hold an advisory Say-on-Pay vote every year. We believe an annual vote on the compensation of our named executive officers will continue to allow us to obtain information on stockholders’ views of the compensation of our named executive officers on consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Compensation Committee with frequent input from stockholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

For the reasons discussed above, the Board recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers every year. Stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation. Rather, stockholders will be casting votes on their preferred voting frequency by choosing any of the following four options with respect to this proposal every “1 YEAR,” “2 YEARS,” or “3 YEARS,” or “ABSTAIN.”

The outcome of this advisory “Say-on-Frequency” vote is not binding on our Board or us. Nevertheless, our Board will review and consider the outcome of this vote when making determinations as to when the advisory approval of the compensation of our named executive officers will again be submitted to stockholders, and expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote.

THE BOARD RECOMMENDS A VOTE OF EVERY “1 YEAR” AS THE FREQUENCY OF THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

60     2023 Ansys Proxy Statement

PROPOSAL 5	Approval of the Amendment of Article VI of the Charter to Declassify the Board

Our Restated Certificate of Incorporation (the “Charter”) divides our Board into three classes, designated as Class I, Class II, and Class III. One class is elected at each annual meeting of stockholders for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At our 2022 annual meeting of stockholders (the “2022 Annual Meeting”), over a majority of our stockholders supported an advisory, non-binding stockholder proposal requesting that the Company take all the steps necessary to reorganize the Board into one class with each director subject to election each year for a one-year term.

After careful consideration of a variety of factors, including corporate governance trends, the level of stockholder support for the advisory proposal in 2022, and balancing the competing interests discussed below under “Purpose of the Proposed Amendments,” the Board has determined that it is in stockholders’ best interests to amend the Charter to phase out the classified Board so that the Board is fully declassified from and after the election of directors at our 2026 annual meeting of stockholders (the “2026 Annual Meeting”). Accordingly, the Board has adopted proposed amendments to the Charter to eliminate the classified Board structure and provide for the annual election of directors, to be phased-in over the next three years (the “Proposed Amendments”), and is recommending that stockholders approve the Proposed Amendments.

Summary of the Proposed Amendments

Currently, the Charter provides that members of our Board are elected for staggered terms of three years. If the Proposed Amendments are approved by stockholders, the declassification of our Board will be phased-in as follows:

●	the directors who are elected pursuant to Proposal 1 of this proxy statement (Class III directors) will be elected for a three-year term that expires at the 2026 Annual Meeting;

●	at our 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the directors whose terms expire at that meeting (Class I directors) will be elected for a one-year term that expires at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”);

●	at the 2025 Annual Meeting, the directors whose terms expire at that meeting (Class I and Class II directors) will be elected for a one-year term that expires at the 2026 Annual Meeting; and

●	at the 2026 Annual Meeting, all directors (Class I, Class II, and Class III) will have expiring terms and all directors will be elected for a one-year term that expires at our 2027 annual meeting of stockholders and on an annual basis going forward.

Beginning with the 2026 Annual Meeting, all directors will stand for election at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders. The phasing in of annual elections of directors over this period is designed so that the term of any incumbent director will not be shortened, and to allow for a smooth transition to a system of annual elections of all directors.

Following the effectiveness of the Proposed Amendments and prior to the election of directors at the 2026 Annual Meeting, any director appointed to fill a vacancy in the Board will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Following the effectiveness of the Proposed Amendments and from and after the election of directors at the 2026 Annual Meeting, any director appointed to fill a vacancy in the Board will hold office until the next annual meeting of stockholders and until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal.

Our current Charter provides that our directors may be removed by stockholders only for cause. However, for a Board that is not classified, Delaware law provides that stockholders may remove directors with or without cause. As a result, the Proposed Amendments would permit stockholders to remove directors elected for one-year terms with or without cause. Directors who are serving out the remainder of a three-year term would continue to be removable by stockholders only for cause.

For a description of the number of votes that are required to approve this proposal, see “How many votes are needed for approval of each matter?” in this proxy statement.

The descriptions of the Proposed Amendments set forth in this Proposal 5 are qualified in their entirety by reference to the full text of the proposed Certificate of Amendment containing the Proposed Amendments, which is attached as Annex B to this proxy statement.

Purpose of the Proposed Amendments

The Board regularly evaluates the implementation of appropriate corporate governance measures. In connection with such practice, the Board has evaluated the Company’s classified Board structure in the past and has historically preferred the retention of such structure because it provides long-term focus, stability, continuity, experience, takeover protection, and enhanced independence, all of which have contributed to the success of the Company. The Board believes that the benefits of a classified Board structure do not come at the expense of director accountability. Nevertheless, the Board recognizes that many investors and others now view the classified Board structure as unduly limiting the Board’s accountability to stockholders and stockholder participation in the Company’s corporate governance.

After considering stockholder input, including the advisory stockholder proposal requesting that the Company take all steps necessary to declassify the Board, which was supported by over a majority of our stockholders at the 2022 Annual Meeting, and consulting with management and outside advisors, the Board believes that the elimination of the classified Board structure through the

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adoption of the Proposed Amendments is in the best interests of the Company and our stockholders.

Related Changes to the By-Laws

In connection with the Proposed Amendments, the Board has approved conforming amendments to the By-Laws, contingent upon stockholder approval and implementation of the Proposed Amendments presented in this proposal.

Effectiveness

If this proposal is approved, the Company intends to file a Certificate of Amendment containing the Proposed Amendments that have been approved with the Secretary of State of the State of Delaware, which will become effective at the time of that filing. The conforming By-Law amendments will also become effective at such time.

If this proposal is not approved by the requisite vote, then a Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware, the corresponding By-Law amendments will not become effective, and the Board will remain classified.

Text of the Proposed Amendments

The Board proposes to replace existing Sections 3, 4, and 5 of Article VI of the Charter with the proposed Sections 3, 4, and 5 of Article VI shown in the table below. The table also contains a comparison of the proposed Sections 3, 4, and 5 of Article VI to the existing Sections 3, 4, and 5 of Article VI showing the proposed changes (additions are indicated by blue text and double underlining and deletions are indicated by ~~red strike-through text~~):

Existing Article VI, Section 3	Proposed Article VI, Section 3	Comparison

Section 3. Terms of Directors.

The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors of the Corporation shall be Peter J. Smith and Dr. John A. Swanson; the initial Class II Directors of the Corporation shall be Roger J. Heinen, Jr., Roger B. Kafker and Jacqueline C. Morby; and the initial Class III Directors of the Corporation shall be Gary B. Eichhorn and John F. Smith. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1997, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, the holders of any one

Section 3. Terms of Directors.

The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. Until the election of Directors at the 2026 annual meeting of stockholders, the Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. Any Director elected prior to the 2024 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each Director elected at the 2024 annual meeting of stockholders will be elected for a term expiring at the 2025 annual meeting of stockholders. Each Director elected at the 2025 annual meeting of stockholders will be elected for a term expiring at the 2026 annual meeting of stockholders. At the 2026 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors will be elected for a term expiring at the next annual meeting of stockholders. Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and serve until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall

Section 3. Terms of Directors.

The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. Until the election of Directors at the 2026 annual meeting of stockholders, t~~T~~he Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. ~~The initial Class I Directors of the Corporation shall be Peter J. Smith and Dr. John A. Swanson; the initial Class II Directors of the Corporation shall be Roger J. Heinen, Jr., Roger B. Kafker and Jacqueline C. Morby; and the initial Class III Directors of the Corporation shall be Gary B. Eichhorn and John F. Smith. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1997, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected and~~Any Director elected prior to the 2024 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each Director elected at the 2024 annual meeting of stockholders will be elected for a term expiring at

62     2023 Ansys Proxy Statement

Existing Article VI, Section 3	Proposed Article VI, Section 3	Comparison

or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 3.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and any certificate of designations applicable thereto.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

the 2025 annual meeting of stockholders. Each Director elected at the 2025 annual meeting of stockholders will be elected for a term expiring at the 2026 annual meeting of stockholders. At the 2026 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors will be elected for a term expiring at the next annual meeting of stockholders. ~~The Directors elected to each class~~Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and serve until such Director’s successor shall have been~~their successors are~~ duly elected and qualified or until such Director’s~~their~~ earlier death, resignation, disqualification or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and any certificate of designations applicable thereto~~, and such Directors so elected shall not be divided into classes pursuant to this Section 3.~~

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, ~~disqualification,~~ resignation, disqualification or removal. Except as

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Existing Article VI, Section 3	Proposed Article VI, Section 3	Comparison
otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.
Existing Article VI, Section 4	Proposed Article VI, Section 4	Comparison

Section 4. Vacancies.

Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

Section 4. Vacancies.

Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Prior to the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. From and after the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the first sentence of this Section 4 of Article VI shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, for as long as the Board of Directors continues to be classified, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however,

Section 4. Vacancies.

Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Prior to the election of Directors at the 2026 annual meeting of stockholders, a~~A~~ny Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. From and after the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the first sentence of this Section 4 of Article VI shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, for as long as the Board of Directors continues to be classified, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be

64     2023 Ansys Proxy Statement

Existing Article VI, Section 4	Proposed Article VI, Section 4	Comparison
	that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.	apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.
Existing Article VI, Section 5	Proposed Article VI, Section 5	Comparison

Section 5. Removal.

Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Restated Certificate of Incorporation, “cause,” with respect to the removal of any Director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

Section 5. Removal.

Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with or without cause (except that any Director who is serving a three-year term prior to the 2026 annual meeting of stockholders may be removed only for cause) and (ii) only by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Restated Certificate of Incorporation, “cause,” with respect to the removal of any Director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

Section 5. Removal.

Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) ~~only~~ with or without cause (except that any Director who is serving a three-year term prior to the 2026 annual meeting of stockholders may be removed only for cause) and (ii) only by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Restated Certificate of Incorporation, “cause,” with respect to the removal of any Director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

If the Proposed Amendments become effective, our classified Board will be phased out and the Board will be fully declassified from and after the election of directors at the 2026 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF ARTICLE VI OF THE CHARTER TO DECLASSIFY THE BOARD.

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OTHER MATTERS

Questions and Answers About the Proxy Materials and the 2023 Annual Meeting

The information provided in the “question and answer” format below is for your convenience only and contains selected practical information about casting your vote. You should read this entire proxy statement carefully.

How can I vote before the virtual annual meeting?

●	To vote before the virtual annual meeting, visit www.proxyvote.com until 11:59 p.m. Eastern Time the day prior to the meeting. Enter your 16-digit control number as indicated.

●	For a description of other ways to vote before the annual meeting, see “How do I vote” herein.

How can I attend the virtual annual meeting and vote during the meeting?

●	To attend the virtual annual meeting and vote during the annual meeting, visit www.virtualshareholdermeeting.com/anss2023. Enter your 16-digit control number as indicated. Stockholders will be able to log in beginning at 11:15 a.m. Eastern Time on May 12, 2023.

What matters am I voting on?

You will be asked to consider and vote upon the following matters:

●	Proposal 1: Election of three Class III directors for three-year terms;

●	Proposal 2: Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023;

●	Proposal 3: Advisory approval of the compensation of our named executive officers;

●	Proposal 4: Advisory approval of the frequency of the advisory approval of the compensation of our named executive officers;

●	Proposal 5: Approval of the amendment of Article VI of the Charter to declassify the Board; and

●	Such other business as may properly come before the 2023 Annual Meeting and any adjournments or postponements thereof.

How does the Board recommend that I vote?

The Board recommends a vote:

●	FOR the election of each of the three Class III directors for three-year terms;

●	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023;

●	FOR the advisory approval of the compensation of our named executive officers;
●	For: 1 YEAR on the advisory approval of the frequency of the advisory approval of the compensation of our named executive officers; and

●	FOR the approval of the amendment of Article VI of the Charter to declassify the Board.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 14, 2023, the Record Date, may vote at the 2023 Annual Meeting. As of March 14, 2023, we had 86,810,668 shares of common stock outstanding. In deciding all matters at the 2023 Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders.

If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares, and the Notice Regarding the Availability of Proxy Materials (the “Notice”) for the 2023 Annual Meeting was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically online during the 2023 Annual Meeting.

Street Name Stockholders.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the 2023 Annual Meeting. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares. You may also vote electronically online during the 2023 Annual Meeting.

How do I vote?

If you are a registered stockholder, you may:

●	Instruct the proxy holder or holders on how to vote your shares by using www.proxyvote.com, or the toll-free telephone number listed on the Notice, until 11:59 p.m. Eastern Time on May 12, 2023 (have your proxy card in hand when you call or visit the website);

●	Instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the 2023 Annual Meeting; or

66     2023 Ansys Proxy Statement

●	Vote electronically online during the 2023 Annual Meeting. Voting online during the 2023 Annual Meeting will replace any prior votes.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee, that will indicate the methods by which you may vote.

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the 2023 Annual Meeting.

If you are a registered stockholder, you may revoke your proxy or change your vote at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by:

●	Giving written notice of revocation to the Secretary of the Company at or before the 2023 Annual Meeting (mail to: ANSYS, Inc., Southpointe, 2600 Ansys Drive, Canonsburg, PA, 15317);

●	Entering a new vote via the internet or by telephone by 11:59 p.m. Eastern Time on May 11, 2023;

●	Returning a later-dated proxy card which must be received by the time of the 2023 Annual Meeting; or

●	Voting electronically online during the 2023 Annual Meeting.

Attendance at the 2023 Annual Meeting will not, by itself, revoke a proxy.

If you are a street name stockholder, you may change your vote by:

●	Submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or

●	Voting electronically online during the 2023 Annual Meeting.

What happens if I properly execute a proxy but instructions are not given therein?

If instructions are not given, properly executed proxies will be voted “FOR” the election of each of the three Class III directors for three-year terms (Proposal 1), “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023 (Proposal 2), “FOR” the advisory approval of the compensation of our named executive officers (Proposal 3), for every “1 YEAR” for the advisory approval of the frequency of the advisory approval of the compensation of our named executive officers (Proposal 4), and “FOR” amendment of Article VI of the Charter to declassify the Board (Proposal 5).

What are “broker non-votes”?

Generally, if securities are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the securities. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” such as ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023 (Proposal 2), but not with respect to “non-routine” matters, such as the election of each of the three Class III directors for three-year terms (Proposal 1), the advisory approval of the compensation of our named executive officers (Proposal 3), the advisory approval of the frequency of the advisory approval of the compensation of our named executive officers (Proposal 4), and the approval of the amendment of Article VI of the Charter to declassify the Board (Proposal 5).

Broker non-votes occur when a beneficial owner of stock held in street name does not give instructions to the broker or other agent holding the stock as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our stock does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own stock through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the 2023 Annual Meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to provide our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via “Notice and Access” delivery. On March 28, 2023, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the 2023 Annual Meeting, and how to request printed copies of the proxy materials and annual report. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice provides instructions on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of the proxy materials by mail, you may follow the instructions contained in the Notice for making this request. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings and keep our annual meeting process efficient.

How many votes are needed for approval of each matter?

A majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the 2023 Annual Meeting, represented in person or by proxy, will constitute a quorum. Stockholders will have one vote for each share of stock entitled to vote at the 2023 Annual Meeting. Abstentions and broker non-votes will be included in determining whether a quorum is present. If a quorum is present, the vote requirements for each matter will be as follows:

●

Proposal 1: In an uncontested election, each director nominee will be elected by an affirmative vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “FOR” such nominee’s

2023 Ansys Proxy Statement     67

election exceeds the number of votes cast “AGAINST” that nominee’s election. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the outcome of the election.

●	Proposal 2: The selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023 will be ratified if the proposal receives the affirmative vote of a majority of the votes cast. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are not considered votes cast and will have no effect on the vote outcome. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023 is considered a “routine” matter, so there will be no broker non-votes with respect to Proposal 2. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Board or Audit Committee may reconsider the selection.

●	Proposal 3: The compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast to be approved on an advisory basis. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the vote outcome.

●	Proposal 4: The applicable vote standard for the advisory approval of the frequency of the advisory approval of the compensation of our named executive officers is the affirmative vote of a majority of the votes cast. However, the Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote. You may vote for every “1 YEAR,” “2 YEARS,” or “3 YEARS,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are not treated as votes cast and will have no effect on the vote outcome.

●	Proposal 5: The amendment of Article VI of the Charter to declassify the Board must receive the affirmative vote of a majority of the votes eligible to be cast to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Broker non-votes and abstentions are treated as votes “AGAINST.”

Who will pay for the expenses of solicitation of proxies and what are the methods of solicitation?

The Company will pay the entire expense of soliciting proxies for the 2023 Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

Are there any additional proposals to be voted upon at the 2023 Annual Meeting?

Our Board does not know of any matters, other than those described in this proxy statement, that will be presented for vote at the 2023 Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders. In addition, the proxy holders may vote your shares to adjourn the 2023 Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the 2023 Annual Meeting.

Does the Company engage in householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Notices and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice and set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of our Notice and proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until we or the broker are otherwise notified or until the stockholder revokes such consent. If, at any time, (i) stockholders sharing an address and receiving multiple copies of our Notice and other proxy materials wish to opt in to householding and receive a single copy of our proxy materials or (ii) stockholders no longer wish to participate in householding and would prefer to receive a separate Notice or other proxy materials in the future, they should notify their broker if shares are held in a brokerage account; if holding registered shares, they should call (866) 540-7095 or write to the following address: 51 Mercedes Way, Edgewood, NY 11717.

Any beneficial owner who has received a single copy of a Notice or other proxy materials at a shared address can request to receive a separate copy of such materials for this 2023 Annual Meeting by written or oral request and we will promptly deliver a separate copy in the format requested. To receive separate copies of those materials for this or for future meetings, please request by telephone, internet, e-mail or mail by following the instructions found on the Notice that you have received or by making your request in writing to your broker or to us, as appropriate.

68     2023 Ansys Proxy Statement

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING

Stockholder Proposals – Proxy Access By-Laws

Pursuant to our Fourth Amended and Restated By-Laws (the “By-Laws”), stockholders have the ability to nominate and include director candidates in our proxy materials if such nominations are submitted in accordance with all the procedures set forth in the By-Laws. The following is a summary of the requirements for a stockholder to access the proxy statement to nominate and include director candidates in our proxy statement and should be read in conjunction with the detailed requirements found in our By-Laws.

●	WHO: A stockholder or group of up to 20 stockholders holding at least 3% of the Company’s outstanding capital stock for three years.

●	WHAT: Stockholders can nominate up to 20% of the Board, or at least two individuals (if greater than 20%).

●	WHEN: Stockholder nominations must be received by the Secretary at the principal executive office of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the prior year’s annual meeting.

●	HOW: Stockholders must provide written notice to the Secretary of the Company expressly nominating its nominee(s) and electing to have its nominee(s) included in the Company’s proxy materials and provide the information detailed in Article II, Section 4 of the By-Laws including, without limitation, the following: (a) information concerning the stockholder nominee and the stockholder that is required to be disclosed in the Company’s proxy statement by the rules and regulations promulgated under the Exchange Act, by the By-Laws, by the Certificate of Incorporation and/or by the listing standards of each principal U.S. exchange upon which the common stock of the Company is listed, (b) a written statement, if any, consisting of 500 words or less delivered by the stockholder in support of the stockholder nominee’s candidacy, (c) a statement from the stockholder nominee as to whether such nominee is or has agreed to become a party to any agreement, arrangement, or understanding with, or commitment or assurance to, any person or entity as to how such nominee, if elected as a director, will act or vote on any issue or question, which such agreement, arrangement, or understanding has not been disclosed to the corporation, and the substance of such agreement, arrangement, understanding, commitment or assurance, (d) a statement from the stockholder nominee disclosing the existence and substance of any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a stockholder nominee or as a director, and (e) any updates to such information as provided in the By-Laws.

Stockholder director nominations intended to be included in our proxy statement and presented at our 2024 annual meeting (the “2024 Annual Meeting”) must be received by the Secretary of the Company at our principal executive offices no earlier than December 14, 2023 nor later than January 13, 2024, in accordance with the Company’s By-Laws.

Stockholder Proposals – Advance Notice By-Laws

Our By-Laws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders, but who do not intend for the proposal to be included in our proxy materials. Stockholder proposals intended to be presented at the 2024 Annual Meeting, which are not to be included in the Company’s proxy materials, must be received by the Secretary of the Company at the Company’s principal executive offices, in writing, no earlier than January 13, 2024 nor later than February 27, 2024 in accordance with the By-Laws, including complying with all the informational and other requirements included therein.

For nominations of directors pursuant to the advance notice provisions of the By-Laws, certain information must be presented on a timely basis to the Company regarding any stockholder director nominees including the following set forth in Article II, Section 3 of the By-Laws: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) the consent of each nominee to serve as a director, if elected, and (e) any updates to such information as provided in the By-Laws. For a stockholder to bring business or director nominations before an annual meeting (other than matters properly brought under the Exchange Act (as described below)), such stockholder must comply with the procedures set forth in Article I, Section 2 of the By-Laws with respect to business other than director nominations and with the procedures set forth in Article II, Section 3 or Article II, Section 4 with respect to director nominations, and these procedures shall be the exclusive means for a stockholder to bring such business or nominations properly before an annual meeting.

Compliance with Universal Proxy Rules for Director Nominations – SEC Rule 14a-19

In addition to satisfying the foregoing requirements under the By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Ansys’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than Ansys’ nominees), which notice must be postmarked or transmitted electronically to Ansys at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2023 Annual Meeting (for the 2024 Annual Meeting, no later than March 13, 2024). However, if the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Ansys.

2023 Ansys Proxy Statement     69

Stockholder Proposals – SEC Rule 14a-8

Under SEC Rule 14a-8, stockholder proposals intended to be presented at the Company’s 2024 Annual Meeting must be received by the Company at its principal executive offices, in writing, by November 29, 2023 to be considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting.

ANSYS, Inc. 2600 Ansys Drive Canonsburg, PA 15317 U.S.A.

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© 2023 ANSYS, Inc. All Rights Reserved.

Ansys and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

70     2023 Ansys Proxy Statement

ANNEX A: NON-GAAP RECONCILIATIONS

We provide information below to reconcile to GAAP those non-GAAP financial metrics used by management to measure performance and those financial metrics used by the Compensation Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Compensation Committee. Reconciliations for non-GAAP operating profit margin for the year ended December 31, 2022 and non-GAAP diluted earnings per share for the years ended December 31, 2022 and December 31, 2021 can be found on page 40 of our Form 10-K for the year ended December 31, 2022.

Revenue

(in millions except percentages)	Year ended December 31, 2022	Year ended December 31, 2021	Percentage Change	Percentage Change – Constant Currency
Revenue (GAAP)	$2,065.6	$1,906.7	8%	14%
Revenue not reported during the period as a result of acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations	7.3	24.8
Revenue (Non-GAAP)	$2,072.9	$1,931.5	7%	13%
Other Compensation Committee approved adjustments*	100.7	1.9	N/A	N/A
Revenue, as adjusted (Non-GAAP)	$2,173.6	$1,933.4	N/A	N/A

* Adjustments to exclude impact of foreign currency fluctuations.

Constant Currency

This proxy statement includes a discussion of constant currency results, which we use for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. Constant currency is a non-GAAP measure. All constant currency results presented in this proxy statement exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2021 comparable period, rather than the actual exchange rates in effect for 2022. Constant currency growth rates are calculated by adjusting the 2022 reported amounts by the 2022 currency fluctuation impacts and comparing to the 2021 comparable period reported amounts.

Operating Income

(in millions)	Year ended December 31, 2022
Operating Income (GAAP)	$592.7
Revenue not reported during the period as a result of acquisition accounting adjustment associated with accounting for deferred revenue in business combinations	7.3
Stock-based compensation expense	168.1
Excess payroll taxes related to stock-based awards	6.1
Amortization expense associated with intangible assets acquired in business combinations	85.1
Expenses related to business combinations	10.3
Operating Income (Non-GAAP)	$869.7
Other Compensation Committee approved adjustments*	61.6
Operating Income, as adjusted (Non-GAAP)	$931.3

* Adjustments to exclude impact of foreign currency fluctuations.

2023 Ansys Proxy Statement     A-1

Operating Cash Flow

(in millions)	Year ended December 31, 2022
Operating Cash Flow (GAAP)	$631.0
Compensation Committee approved adjustments*	44.2
Operating Cash Flow, as adjusted (Non-GAAP)	$675.2

* Adjustments to exclude the impact of foreign currency fluctuations.

A-2     2023 Ansys Proxy Statement

ANNEX B: CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ANSYS, INC.

ANSYS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following amendments to the Restated Certificate of Incorporation of the Corporation, dated May 25, 2022 (the “Restated Certificate”), have been approved and adopted by the Corporation’s Board of Directors and have been duly adopted by a vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate:

1.	Article VI, Section 3 of the Restated Certificate is hereby amended to read in its entirety as follows:

“The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. Until the election of Directors at the 2026 annual meeting of stockholders, the Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. Any Director elected prior to the 2024 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each Director elected at the 2024 annual meeting of stockholders will be elected for a term expiring at the 2025 annual meeting of stockholders. Each Director elected at the 2025 annual meeting of stockholders will be elected for a term expiring at the 2026 annual meeting of stockholders. At the 2026 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors will be elected for a term expiring at the next annual meeting of stockholders. Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and serve until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier death, resignation, disqualification or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and any certificate of designations applicable thereto.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.”

2.	Article VI, Section 4 of the Restated Certificate is hereby amended to read in its entirety as follows:

“Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Prior to the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. From and after the election of Directors at the 2026 annual meeting of stockholders, any Director appointed in accordance with the first sentence of this Section 4 of Article VI shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, for as long as the Board of Directors continues to be classified, the Board of Directors shall

2023 Ansys Proxy Statement     B-1

determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.”

3.	Article VI, Section 5 of the Restated Certificate is hereby amended to read in its entirety as follows:

“Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with or without cause (except that any Director who is serving a three-year term prior to the 2026 annual meeting of stockholders may be removed only for cause) and (ii) only by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Restated Certificate of Incorporation, “cause,” with respect to the removal of any Director shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.”

IN WITNESS WHEREOF, ANSYS, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by Ajei S. Gopal, its President and Chief Executive Officer, this [    ] day of [May], 2023.

Ajei S. Gopal
President and Chief Executive Officer

B-2     2023 Ansys Proxy Statement

ANSYS, INC.

2600 ANSYS DRIVE

CANONSBURG, PA 15317

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/anss2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V07502-P85524	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ANSYS, INC. The Board of Directors recommends you vote FOR the following:

1.	Election of Three Class III Directors for Three-Year Terms.
Nominees
		For	Against	Abstain
	1a. Robert M. Calderoni	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

	1b. Glenda M. Dorchak	☐	☐	☐	4.	Advisory Approval of the Frequency of the Advisory Approval of the Compensation of Our Named Executive Officers.	☐	☐	☐	☐
	1c. Ajei S. Gopal	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023.	☐	☐	☐	5.	Approval of the Amendment of Article VI of the Charter to Declassify the Board.		☐	☐	☐
3.	Advisory Approval of the Compensation of Our Named Executive Officers.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, and 2022 Annual Report are available at www.proxyvote.com

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V07503-P85524

ANSYS, INC. Annual Meeting of Stockholders Friday, May 12, 2023 11:30 A.M. Eastern Time www.virtualshareholdermeeting.com/anss2023 This proxy is solicited by the Board of Directors

The undersigned hereby appoints AJEI S. GOPAL and NICOLE ANASENES, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ANSYS, Inc. to be held virtually on Friday, May 12, 2023 at 11:30 a.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, with all powers that the undersigned would posses if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted “FOR” the election of each nominee in Proposal 1, “FOR” each of Proposals 2 and 3, “1 YEAR” on Proposal 4, and “FOR” Proposal 5. In their discretion, the proxies named herein are authorized to vote in accordance with their judgment upon such other matters as may properly come before the Annual Meeting (including, without limitation, to adjourn the Annual Meeting) and any adjournments or postponements thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR VOTE VIA THE INTERNET, TELEPHONE, OR MAIL.

Continued and to be signed on reverse side